EXECUTION FORM

AMENDED AND RESTATED

AGREEMENT AND PLAN OF REORGANIZATION

by and among

GSME ACQUISITION PARTNERS I
(“GSME”)

and

GSME ACQUISITION PARTNERS I SUB LIMITED
(“GSME Sub”)

and

PLASTEC INTERNATIONAL HOLDINGS LIMITED
(“Plastec”)

and each of

SUN YIP INDUSTRIAL COMPANY LIMITED (BVI)
TIGER POWER INDUSTRIES LIMITED (BVI)
EXPERT RANK LIMITED (BVI)
FINE COLOUR LIMITED (BVI)
CATHAY PLASTIC LIMITED (BVI)
GREATEST SINO HOLDINGS LIMITED (BVI)
COLOURFUL ASIA INTERNATIONAL LIMITED (BVI)
TOP UNIVERSE MANAGEMENT LIMITED (BVI)
(each a “Plastec Shareholder” and collectively the “Plastec Shareholders”)

Dated September 13, 2010

TABLE OF CONTENTS

2.23	Plastec Shareholder Indebtedness	22
2.24	Board Approval	22
2.25	No Illegal or Improper Transactions	22
2.26	No United States Operations or Assets	23
2.27	Representations and Warranties Complete	23
2.28	Survival of Representations and Warranties	23
2.29	No Other Representations	23

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PLASTEC SHAREHOLDERS		23
3.1	Authority Relative to this Agreement	23
3.2	Investor Representations	24
3.3	Consents	24
3.4	Liens	24
3.5	Representations and Warranties Complete	24
3.6	Survival of Representations and Warranties	25
3.7	No Other Representations	25

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GSME		25
4.1	Organization and Qualification	25
4.2	Subsidiaries	26
4.3	Capitalization	26
4.4	Authority Relative to this Agreement	27
4.5	No Conflict; Required Filings and Consents	27
4.6	Compliance	28
4.7	SEC Filings; Financial Statements	28
4.8	No Undisclosed Liabilities	29
4.9	Absence of Certain Changes or Events	29
4.10	Litigation	30
4.11	Employee Benefit Plans	30
4.12	Labor Matters	30
4.13	Restrictions on Business Activities	30
4.14	Title to Property	30
4.15	Taxes	30
4.16	Environmental Matters	31
4.17	Brokers	31
4.18	Intellectual Property	31
4.19	Agreements, Contracts and Commitments	32
4.20	Insurance	32
4.21	Interested Party Transactions	32
4.22	Indebtedness	33
4.23	GSME Shares Listing	33
4.24	Board Approval	33

4.25	Trust Fund	33
4.26	Governmental Actions/Filings	34
4.27	Investment Company Act	34
4.28	GSME Sub	34
4.29	Representations and Warranties Complete	34
4.30	Survival of Representations and Warranties	34
4.31	No Other Representations	34

ARTICLE V

COVENANTS		35
5.1	Conduct of Business by Plastec, the Subsidiaries, GSME and GSME Sub	35
5.2	No Transfer of Plastec Shares	38
5.3	Sale Restriction.	38
5.4	Transfer Restrictions	40
5.5	Legend	40

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES		41
6.1	Proxy Statement; Special Meeting	41
6.2	Public Disclosure	42
6.3	Other Actions	42
6.4	Required Information	43
6.5	Confidentiality; Access to Information	43
6.6	Commercially Reasonable Efforts	44
6.7	No Securities Transactions	45
6.8	No Claim Against Trust Fund	45
6.9	Disclosure of Certain Matters	45
6.10	Certain Claims	46
6.11	Certain Financial Information	46
6.12	Access to Financial Information	46
6.13	GSME Borrowings	46
6.14	Trust Fund Disbursement	47
6.15	Financial Advisory Agreements	47
6.16	Employment Agreements	47
6.17	Investor Relations Team	47
6.18	Certain Actions with Respect to GSME Securities	47
6.19	Securities Listing	47
6.20	Equity Incentive Plan	48
6.21	Charter Protections; Directors’ and Officers’ Liability Insurance	48
6.22	Registration Rights Agreement	48
6.23	Tax Treatment	49
6.24	Continuing Business	49
6.25	Fiscal Year End	49
6.26	Termination of Shareholders Agreements	49

ARTICLE VII

CONDITIONS TO THE TRANSACTION		50
7.1	Conditions to Obligations of Each Party	50
7.2	Additional Conditions to Obligations of Plastec and the Plastec Shareholders	50
7.3	Additional Conditions to the Obligations of GSME and GSME Sub	52

ARTICLE VIII

INDEMNIFICATION		55
8.1	Indemnification of GSME and the Plastec Shareholders	55
8.2	Indemnification of Third Party Claims	56
8.3	Insurance Effect	58
8.4	Limitations on Indemnification.	58
8.5	Adjustment to Purchase Consideration	59
8.6	Representative Capacities	59
8.7	Indemnification of Plastec Shareholder Indemnitee	60

ARTICLE IX

TERMINATION		60
9.1	Termination	60
9.2	Notice of Termination; Effect of Termination	61
9.3	Fees and Expenses	61

ARTICLE X

DEFINED TERMS		61

ARTICLE XI

GENERAL PROVISIONS		65
11.1	Notices	65
11.2	Interpretation	69
11.3	Further Assurances; Post-Closing Cooperation	71
11.4	Counterparts; Facsimile Signatures	71
11.5	Entire Agreement; Third Party Beneficiaries	72
11.6	Severability	72
11.7	Other Remedies; Specific Performance	72
11.8	Governing Law	72
11.9	Rules of Construction	72
11.10	Assignment	73
11.11	Amendment	73
11.12	Extension; Waiver	73
11.13	Arbitration	73
11.14	Currency	73

v

AGREEMENT AND PLAN OF REORGANIZATION

This AMENDED AND RESTATED AGREEMENT AND PLAN OF REORGANIZATION (this “Agreement”) dated September 13, 2010, is made and entered into by GSME ACQUISITION PARTNERS I, a Cayman Islands exempted company (“GSME”), GSME ACQUISITION PARTNERS I SUB LIMITED, a British Virgin Islands company and wholly owned subsidiary of GSME (“GSME Sub”), PLASTEC INTERNATIONAL HOLDINGS LIMITED, a British Virgin Islands company (“Plastec”), and each of SUN YIP INDUSTRIAL COMPANY LIMITED (BVI) (“Sun Yip”), TIGER POWER INDUSTRIES LIMITED (BVI) (“Tiger”), EXPERT RANK LIMITED (BVI) (“Expert”), FINE COLOUR LIMITED (BVI) (“Fine Colour” and together with Sun Yip, Tiger and Expert, collectively the “Insiders”), CATHAY PLASTIC LIMITED (BVI) (“Cathay”), GREATEST SINO HOLDINGS LIMITED (BVI) (“Greatest”), COLOURFUL ASIA INTERNATIONAL LIMITED (BVI) (“Colourful”) and TOP UNIVERSE MANAGEMENT LIMITED (BVI) (“Top” and together with Greatest and Colourful, collectively the “Investors”).  The Insiders, Cathay and the Investors are collectively referred to herein as the “Plastec Shareholders.”  GSME, GSME Sub, Plastec and each of the Plastec Shareholders are sometimes referred to herein individually as a “Party” and collectively as the “Parties.” Capitalized terms used herein but not otherwise defined shall have the meanings ascribed to them in Section 11.2 hereof.

RECITALS:

WHEREAS, GSME is a special purpose acquisition company formed to effect a business combination with an operating entity;

WHEREAS, each of the Parties intends to effect the merger of GSME Sub with and into Plastec (the “Merger”), with Plastec continuing as the surviving company following the Merger, as a result of which all of the issued and outstanding Plastec Shares (as defined in Section 2.3(a)) will automatically be exchanged into the right of the Plastec Shareholders to receive the Merger Consideration (as defined in Section 1.3(a)) upon the terms and subject to the conditions set forth in this Agreement and in accordance with the British Virgin Islands Business Companies Act, 2004 (the “BVI Act”), as amended;

WHEREAS, as a result of the Merger, on the Closing Date (as defined in Section 1.2(a)) (i) GSME Sub will be merged with and into Plastec and (ii) subject to the conditions set forth in this Agreement, the Plastec Shareholders will receive up to 16,778,571 ordinary shares, par value $0.001 per share, of GSME (“GSME Shares”), valued at $10.00 per share;

WHEREAS, the Board of Directors of Plastec has approved this Agreement and the Merger and has determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interests of Plastec;

WHEREAS, the Board of Directors of each of GSME and GSME Sub has approved this Agreement and the Merger and has determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the respective best interests of GSME and GSME Sub as applicable; and

WHEREAS, in accordance with GSME’s articles of association the Board of Directors of GSME has resolved to recommend that its shareholders approve and adopt the Merger and the other transactions contemplated by this Agreement.

NOW, THEREFORE, in consideration of the agreements and obligations set forth  herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by the Parties, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

TERMS OF THE MERGER

1.1          The Merger.  Upon the terms and subject to the conditions of this Agreement and in accordance with the BVI Act, at the Effective Time (as defined in Section 1.2(b)), GSME Sub shall be merged with and into Plastec. Upon consummation of the Merger, the separate existence of GSME Sub shall thereupon cease, and Plastec, as the surviving company in the Merger (“Merged Plastec”), shall continue its corporate existence under the laws of the British Virgin Islands as a wholly-owned subsidiary of GSME.

1.2          The Closing.

(a)           Unless this Agreement shall have been terminated and the transactions contemplated hereby shall have been abandoned pursuant to Section 9.1, and subject to the satisfaction or waiver of the conditions set forth in Article VII hereof, the closing of the Merger (the “Closing”) shall take place at the offices of Graubard Miller, The Chrysler Building, 405 Lexington Avenue, 19th Floor, New York, New York 10174-1901 at 10:00 a.m., local time, on the fourth (4th) Business Day after the date on which the last of the conditions to Closing set forth in Article VII is fulfilled, or at such other time, date or place as the Parties may agree upon in writing.  The date on which the Closing takes place is referred to herein as the “Closing Date.”

(b)           Subject to the terms and conditions hereof, concurrently with the Closing, GSME, GSME Sub and Plastec shall file with the Registrar of Corporate Affairs of the British Virgin Islands (the “Registrar”) a plan of merger and articles of merger in a customary form acceptable to GSME, Plastec and the Registrar, which shall implement the terms of this Agreement (collectively the “Articles of Merger”), executed in accordance with the relevant provisions of the BVI Act, and shall make all other filings or recordings required under the BVI Act in order to effect the Merger. The Merger shall become effective upon the approval by the Registrar of the filing of the Articles of Merger or at such other time as is agreed by the Parties hereto in the Articles of Merger, in accordance with the BVI Act and as specified in the Articles of Merger. The time when the Merger shall become effective is herein referred to as the “Effective Time.”

(c)           From and after the Effective Time, Merged Plastec shall possess all properties, rights, privileges, powers and franchises of Plastec and GSME Sub, and all of the claims, obligations, liabilities, debts and duties of Plastec and GSME Sub shall become the claims, obligations, liabilities, debts and duties of Merged Plastec.

1.3          Exchange of Securities.

(a)           At the Effective Time, by virtue of the Merger and without any action on the part of GSME or GSME Sub, all of the Plastec Shares issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive an aggregate of up to 16,778,571 GSME Shares (subject to adjustment pursuant to Section 1.7) (the “Merger Consideration”), which shall be issued and distributed to the Plastec Shareholders as follows:

(i)           An aggregate of 7,054,583 GSME Shares shall be issued to the Plastec Shareholders on the Closing Date of which (I) an aggregate of 4,025,853 GSME Shares shall be issued to the Insiders with Expert receiving 98,342 GSME Shares, Sun Yip receiving 3,174,348 GSME Shares, Fine Colour receiving 202,356 GSME Shares and Tiger receiving 550,807 GSME Shares, (II) 2,326,628 GSME Shares shall be issued to Cathay and (III) an aggregate of 702,102 GSME Shares shall be issued to the Investors, with Top receiving 378,237 GSME Shares, Greatest receiving 71,865 GSME Shares and Colourful receiving 252,000 GSME Shares; and

(ii)          Up to an additional 9,723,988 GSME Shares (“Earnout Shares”) shall be issued as provided in Section 1.8 below.

(b)           At the Effective Time, all issued and outstanding shares, par value $0.001, of GSME Sub shall be exchanged into a single issued and outstanding share of Merged Plastec, and such share of Merged Plastec shall constitute the only outstanding common share or common share equivalent of Merged Plastec following the Effective Time. From and after the Effective Time, any certificate representing the shares of GSME Sub shall be deemed for all purposes to represent the common share of Merged Plastec into which such shares of GSME Sub represented thereby were exchanged in accordance with the immediately preceding sentence.

(c)           At the Effective Time, all of the Plastec Shares other than the one (1) share issued pursuant to Section 1.3(b), shall, by virtue of the Merger and without any action on the part of Plastec, be automatically cancelled and shall cease to exist, and the Plastec Shareholders shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and the other rights and benefits under this Agreement and the ancillary documents hereto.

1.4          Tender and Payment.

(a)           Surrender of Certificates.  At the Closing, the Plastec Shareholders and Plastec shall deliver to GSME the certificates for all of the issued and outstanding Plastec Shares owned by the Plastec Shareholders.

(b)           Transfer Books; No Further Ownership Rights in the GSME Sub Shares.  At the Effective Time, the transfer books of GSME Sub shall be closed, and thereafter there shall be no further registration of transfers of GSME Sub shares on the records of GSME Sub. From and after the Effective Time, the GSME Sub shares outstanding immediately prior to the Effective Time shall be cancelled and it shall cease to have any rights, except as otherwise provided for herein or by applicable law.

1.5          Memorandum and Articles of Association.  At and after the Effective Time and by virtue of the Merger, and until the same have been duly amended, the memorandum and articles of association of Plastec, as in effect immediately prior to the Effective Time, shall be the memorandum and articles of association of Merged Plastec.

1.6          Directors and Officers.  The Parties shall take all necessary actions so that the persons listed in Schedule 1.6 are elected or appointed to the positions of officers and/or directors of GSME and/or Merged Plastec as set forth in Schedule 1.6, and the size of the Board of Directors of GSME shall be set at seven (7) persons, in each case, effective on or immediately after the Effective Time; provided, however, that, subsequent to the Effective Time, the Boards of Directors of GSME and Merged Plastec shall have the right to remove and replace officers (including those that appear in Schedule 1.6) of GSME and Merged Plastec at their respective discretion in accordance with their respective Charter Documents (as defined in Section 2.1(a)), subject to the provisions of the Employment Agreements (as defined in Section 6.16).

1.7          Certain Adjustments.  If, between the date of this Agreement and the Effective Time, the outstanding GSME Shares are changed into a different number of shares or different class by reason of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend, extraordinary cash dividend, or dividend payable in any other securities occurs or is declared with a record date within such period, or any similar event occurs, the Merger Consideration to be delivered to the Plastec Shareholders on the Closing Date shall be appropriately adjusted to provide the Plastec Shareholders with the same economic effect as contemplated by this Agreement prior to such event.

1.8          Earnout Shares.

(a)           In accordance with Section 1.3(a)(ii) and subject to Section 1.7, if Merged Plastec meets all of the Net Income Targets (as defined in Section 11.2(l)), an aggregate of up to 9,723,988 Earnout Shares shall be issued to the Plastec Shareholders, of which 7,784,695 Earnout Shares will be issued to the Insiders, 581,657 Earnout Shares will be issued to Cathay and 1,357,636 Earnout Shares will be issued to the Investors, as follows:

(i)           Subject to Sections 1.8(b) and 1.8(c) below, an aggregate of 2,944,767 Earnout Shares shall be issued to the Plastec Shareholders if Merged Plastec’s 2011 Net Income equals or exceeds one hundred thirty million seven hundred thousand Hong Kong dollars (HK$130,700,000) (the “2011 Net Income Target”), of which (I) an aggregate of 2,012,188 Earnout Shares will be issued to the Insiders with Expert receiving 49,153 Earnout Shares, Sun Yip receiving 1,586,592 Earnout Shares, Fine Colour receiving 101,141 Earnout Shares and Tiger receiving 275,302 Earnout Shares, (II) 581,657 Earnout Shares will be issued to Cathay and (III) an aggregate of 350,922 Earnout Shares will be issued to the Investors with Top receiving 189,049 Earnout Shares, Greatest receiving 35,919 Earnout Shares and Colourful receiving 125,954 Earnout Shares (collectively, the “2011 Earnout Shares”);

(ii)          Subject to Sections 1.8(b) and 1.8(c) below, an aggregate of 3,389,610 Earnout Shares shall be issued to the Plastec Shareholders if Merged Plastec’s 2012 Net Income equals or exceeds one hundred seventy six million Hong Kong dollars (HK$176,000,000) (the “2012 Net Income Target”), of which (I) an aggregate of 2,886,253 Earnout Shares will be issued to the Insiders with Expert receiving 70,504 Earnout Shares, Sun Yip receiving 2,275,784 Earnout Shares, Fine Colour receiving 145,075 Earnout Shares and Tiger receiving 394,890 Earnout Shares and (II) an aggregate of 503,357 Earnout Shares will be issued to the Investors with Top receiving 271,169 Earnout Shares, Greatest receiving 51,522 Earnout Shares and Colourful receiving 180,666 Earnout Shares (collectively, the “2012 Earnout Shares”); and

(iii)         Subject to Sections 1.8(b) and 1.8(c) below, an aggregate of 3,389,611 Earnout Shares shall be issued to the Plastec Shareholders if Merged Plastec’s 2013 Net Income equals or exceeds two hundred fifty million Hong Kong dollars (HK$250,000,000) (the “2013 Net Income Target”), of which (I) an aggregate of 2,886,254 Earnout Shares will be issued to the Insiders with Expert receiving 70,504 Earnout Shares, Sun Yip receiving 2,275,785 Earnout Shares, Fine Colour receiving 145,075 Earnout Shares and Tiger receiving 394,890 Earnout Shares and (II) an aggregate of 503,357 Earnout Shares will be issued to the Investors with Top receiving 271,169 Earnout Shares, Greatest receiving 51,521 Earnout Shares and Colourful receiving 180,667 Earnout Shares (collectively, the “2013 Earnout Shares”).

(iv)         If the Net Income of Merged Plastec equals or exceeds: (I) the amount of the 2012 Net Income Target for Fiscal Year 2011, the 2011 Earnout Shares and 2012 Earnout Shares shall be issued together on the date in which the 2011 Earnout Shares are scheduled to be issued pursuant to Section 1.8(e); (II) the amount of the 2013 Net Income Target for Fiscal Year 2011, the 2011 Earnout Shares, 2012 Earnout Shares and 2013 Earnout Shares shall be issued together on the date in which the 2011 Earnout Shares are scheduled to be issued pursuant to Section 1.8(e); or (III) the 2013 Net Income Target for Fiscal Year 2012, to the extent that such Earnout Shares have not already been issued to the Plastec Shareholders, the 2012 Earnout Shares and 2013 Earnout Shares (including, if applicable, Earnout Shares that have been deferred to a subsequent Fiscal Year pursuant to Sections 1.8(b) and 1.8(c)) shall be issued together on the date in which the 2012 Earnout Shares are scheduled to be issued pursuant to Section 1.8(e).

(v)          If the Net Income of Merged Plastec equals or exceeds: (I) the 2011 Net Income Target for Fiscal Year 2011 and the amount of 2011 Net Income is at least eighty percent (80%) of the 2012 Net Income Target but does not equal or exceed the 2012 Net Income Target, in addition to the issuance of the 2011 Earnout Shares, a pro-rata portion (as determined by the pro-rating mechanism appearing in Section 1.8(d) (the “Pro-rating Mechanism”)) of the 2012 Earnout Shares shall be issued on the date in which the 2011 Earnout Shares are scheduled to be issued pursuant to Section 1.8(e); (II) the amount of the 2012 Net Income Target for Fiscal Year 2011 and the amount of 2011 Net Income is at least seventy percent (70%) of the 2013 Net Income Target but does not equal or exceed the 2013 Net Income Target, in addition to the Earnout Shares to be issued pursuant to Section 1.8(iv)(I) above, a pro-rata portion (as determined by the Pro-rating Mechanism) of the 2013 Earnout Shares shall be issued on the date in which the 2011 Earnout Shares are scheduled to be issued pursuant to Section 1.8(e); or (III) the 2012 Net Income Target for Fiscal Year 2012 and the amount of 2012 Net Income is at least seventy percent (70%) of the 2013 Net Income Target but does not equal or exceed the 2013 Net Income Target, in addition to the issuance of any unearned 2011 Earnout Shares and any unearned 2012 Earnout Shares, a pro-rata portion (as determined by the Pro-rating Mechanism) of the 2013 Earnout Shares shall be issued on the date in which the 2012 Earnout Shares are scheduled to be issued pursuant to Section 1.8(e). In each case, any Earnout Shares that are not issued pursuant to the terms of this Section 1.8(a)(v) shall be (x) earned by the Plastec Shareholders in the Fiscal Year in which such Earnout Shares were originally allocated, subject to possible acceleration as set forth in this Section 1.8(a)(v), or (y) deferred in accordance with Section 1.8(b) mutatis mutandis.

(b)           If the Net Income of Merged Plastec (x) fails to achieve the 2011 Net Income Target for Fiscal Year 2011 or the 2012 Net Income Target for Fiscal Year 2012, but is at least eighty percent (80%) of the 2011 Net Income Target or the 2012 Net Income Target, as applicable, for the relevant Fiscal Year, or (y) fails to achieve the 2013 Net Income Target for Fiscal Year 2013 but is at least seventy percent (70%) of the 2013 Net Income Target for Fiscal Year 2013, the Plastec Shareholders shall be entitled to be issued a pro rata amount (as determined by the Pro-rating Mechanism) of the Earnout Shares initially allocated for the Fiscal Year in question.  The Earnout Shares initially allocated for the Fiscal Year in question that were not issued pursuant to the Pro-rating Mechanism shall be deferred and added to the amount of Earnout Shares that may be earned at the conclusion of the immediately succeeding Fiscal Year  to be earned in full by the Plastec Shareholders if Merged Plastec achieves the applicable Net Income Target in such immediately succeeding Fiscal Year or in part as determined by the application of the Pro-rating Mechanism if Merged Plastec comes within the relevant percentage of the applicable Net Income Target as set forth above; provided, however, that if (x) the Pro-rating Mechanism is triggered pursuant to the terms of this Section 1.8(b) in Fiscal Year 2011 and Fiscal Year 2012 or (y) the 2011 Net Income of Merged Plastec is less than eighty percent (80%) of the 2011 Net Income Target, but the Pro-rating Mechanism is triggered pursuant to the terms of this Section 1.8(b) in Fiscal Year 2012, the Pro-rating Mechanism as applied to the 2012 Net Income Target shall treat the deferred 2011 Earnout Shares in the same manner as the 2012 Earnout Shares; and provided further that if, as a result of the Pro-rating Mechanism, there are 2011 Earnout Shares and/or 2012 Earnout Shares that have not been earned, the Pro-rating Mechanism as applied to the 2013 Net Income Target shall treat the deferred 2011 Earnout Shares and the deferred 2012 Earnout Shares in the same manner as the 2013 Earnout Shares.

(c)           If the 2011 Net Income of Merged Plastec is less than eighty percent (80%) of the 2011 Net Income Target, all of the 2011 Earnout Shares will be deferred to Fiscal Year 2012 and added to the amount of 2012 Earnout Shares and, subject to the remainder of this paragraph, will be earned in full if Merged Plastec achieves the 2012 Net Income Target for Fiscal Year 2012 or earned in part as determined by the Pro-rating Mechanism (if triggered in accordance with this Section 1.8).  If the 2012 Net Income of Merged Plastec is less than eighty percent (80%) of the 2012 Net Income Target, all of the 2012 Earnout Shares will be deferred to Fiscal Year 2013 and added to the amount of 2013 Earnout Shares and will be earned in full if Merged Plastec achieves the 2013 Net Income Target for Fiscal Year 2013 or earned in part as determined by the Pro-rating Mechanism (if triggered in accordance with this Section 1.8); provided, however, that if the Net Income of Merged Plastec is less than eighty percent (80%) of both the (x) the 2011 Net Income Target and (y) the 2012 Net Income Target in the relevant Fiscal Years, then all of the 2011 Earnout Shares and the 2012 Earnout Shares shall be deferred and added to the amount of 2013 Earnout Shares, with all such Earnout Shares being earned in full if Merged Plastec achieves the 2013 Net Income Target or earned in part as determined by the Pro-rating Mechanism (if triggered in accordance with this Section 1.8).  At the conclusion of Fiscal Year 2013, the Plastec Shareholders shall be entitled to be issued the Earnout Shares that are earned pursuant to this Section 1.8, if any, based upon Merged Plastec’s Fiscal Year 2013 Net Income, and no further Earnout Shares shall be issued to the Plastec Shareholders.

(d)           The Pro-rating Mechanism, as applied to each Plastec Shareholder individually, will be calculated as follows:

As applied to a failure to meet the 2011 Net Income Target in Fiscal Year 2011
(2011 Net Income – 2010 Actual Net Income) (2011 Net Income Target – 2010 Actual Net Income)	*	(such Plastec Shareholder’s share of the 2011 Earnout Shares)

As applied to (x)a failure to meet the 2012 Net Income Target in Fiscal Year 2012 or (y) accelerated receipt of a portion of the 2012 Earnout Shares
(2012 Net Income – 2011 Net Income Target) HK$45,300,000	*	(such Plastec Shareholder’s share of all 2011 Earnout Shares plus 2012 Earnout Shares not earned by such Plastec Shareholder in Fiscal Year 2011)

As applied to (x) a failure to meet the 2013 Net Income Target in Fiscal Year 2013 or (y) accelerated receipt of a portion of the 2013 Earnout Shares
(2013 Net Income – 2012 Net Income Target) HK$74,000,000	*	(such Plastec Shareholder’s share of Earnout Shares for all Fiscal Years minus those Earnout Shares actually earned by such Plastec Shareholder in Fiscal Year 2011 and Fiscal Year 2012)

Solely for purposes of illustration, an example of the foregoing is set forth in Schedule 1.8.

(e)           Within thirty (30) days after delivery of the audit report on Merged Plastec’s financial statements for the Fiscal Years ending April 30 of 2011, 2012 and 2013, Merged Plastec shall deliver to the GSME Committee (as defined in Section 1.10) and the Shareholders’ Committee (as defined in Section 1.11) a notice (each a “Notice”) setting forth (i) Merged Plastec’s Net Income for such Fiscal Year, (ii) the number of Earnout Shares that shall be issued pursuant to the terms of Section 1.8(a) through (d) as a result of Merged Plastec’s Net Income in such Fiscal Year and (iii) the allocation thereof to each Plastec Shareholder pursuant to the terms of Section 1.8(a), (b) and (d).  Unless the GSME Committee or the Shareholders’ Committee disagrees with the Notice, each shall counter-sign such Notice and deliver it to GSME, which shall take all necessary actions so that any Earnout Shares that have been earned by the Plastec Shareholders are immediately issued.  If either the GSME Committee or the Shareholders’ Committee disagrees with the Notice, the Parties shall attempt to resolve such dispute by voluntary settlement.  If a voluntary settlement is reached within thirty (30) days after the date on which the GSME Committee and the Shareholders’ Committee have received the Notice, the GSME Committee, the Shareholders’ Committee and Merged Plastec shall execute a revised Notice with the agreed upon figures and GSME shall take all necessary actions so that any Earnout Shares that have been earned by the Plastec Shareholders are immediately issued.  If the GSME Committee and the Shareholders’ Committee cannot resolve a dispute prior to the expiration of thirty (30) days after receipt of the Notice, then the dispute shall be submitted (at the direction of either the GSME Committee, the Shareholders’ Committee or both) for arbitration as provided for in Section 11.13 hereof.  The arbitrator shall render a decision within ninety (90) days of being appointed and such decision and award (“Decision”) shall be in writing (with copies delivered to Merged Plastec, the GSME Committee and the Shareholders’ Committee) and shall be final and conclusive on GSME, the GSME Committee and the Shareholders’ Committee and, promptly after receiving a copy of the Decision, GSME shall take all necessary actions so that any Earnout Shares that have been earned by the Plastec Shareholders are immediately issued.  Each approved and executed Notice or Decision shall be referred to as a “Final Notice.”  All fees and costs of such arbitrator shall be borne by GSME.

(f)            The number of Earnout Shares issuable to the Plastec Shareholders pursuant to this Section 1.8 shall be proportionately increased or decreased, or subject to such other adjustment, in the event of any reclassification, recapitalization, stock split, split-up, combination or exchange of shares or a stock dividend, extraordinary cash dividend or dividend payable in any other securities is declared prior to such Earnout Shares being issued, as may be necessary or appropriate so that the Earnout Shares or other consideration issued to the Plastec Shareholders with respect to achieving any Net Income Target shall provide the Plastec Shareholders with the same economic and other benefits of ownership as the Plastec Shareholders would have received if the number of Earnout Shares issued with respect to achieving such Net Income Target had been issued to the Plastec Shareholders at Closing.

1.9          Indemnity Escrow.  To provide a contingent fund for the payment of amounts, if any, due to GSME pursuant to the indemnity obligations of the Insiders and the Investors set forth in Article VIII, at the Closing, ten percent (10%) of the GSME Shares (“Indemnity Escrow Shares”) to be issued and delivered to the Insiders and the Investors pursuant to Section 1.3(a)(i) at the Closing (the “Escrow Fund”) shall be deposited into escrow, to be held for the period ending on the thirtieth (30th) day after the date GSME has filed with the SEC its Annual Report on Form 20-F for the Fiscal Year ending April 30, 2011 (the “Escrow Period”), all in accordance with the terms and conditions of the Escrow Agreement in the form of Exhibit B to be entered into among GSME, the Insiders, the Investors and Continental Stock Transfer & Trust Company (“Continental”), as Escrow Agent (the “Indemnity Escrow Agreement”).

1.10        GSME Committee.  A committee (the “GSME Committee”), consisting of Jing Dong Gao and Eli D. Scher, shall represent the interests of, and act on behalf of, GSME and the other GSME Indemnitees (as defined in Section 8.1(a)) for the purposes of the Indemnity Escrow Agreement and the sale restrictions described in Section 5.3 and making those determinations hereunder and thereunder that are specifically reserved to the GSME Committee by the terms hereof.  If either Jing Dong Gao or Eli D. Scher ceases to serve as a member of the GSME Committee for any reason, the other member of the GSME Committee shall designate a successor.  All decisions of the GSME Committee shall be made by unanimous vote or consent of its members.

1.11        Plastec Shareholders’ Committee.  The Plastec Shareholders hereby designate Kin Sun Sze-To and J. David Selvia to represent the interests of the Plastec Shareholders in approving, challenging or effecting any Notice in accordance with Section 1.8(e) (the “Shareholders’ Committee”). If Kin Sun Sze-To ceases to serve in such capacity, Sun Yip shall designate a successor.  If J. David Selvia ceases to serve in such capacity, Cathay shall designate a successor.  The Plastec Shareholders that are parties to the Indemnity Escrow Agreement hereby designate Kin Sun Sze-To and Ho Leung Ning to represent the interests of the Plastec Shareholders that are parties to the Indemnity Escrow Agreement for purposes of the Indemnity Escrow Agreement (such designee and any successor collectively referred to as the “Representative”).  If either Kin Sun Sze-To or Ho Leung Ning ceases to serve as the Representative, Sun Yip shall designate a successor.

1.12        Other Effects of the Merger.  The Merger shall have all further effects as specified in the applicable provisions of the BVI Act.

1.13        Additional Actions.  If, at any time after the Effective Time, Merged Plastec, the Plastec Shareholders or GSME, as applicable, shall consider or be advised that any deeds, bills of sale, assignments, transfers, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm, of record or otherwise, in Merged Plastec or GSME its right, title or interest in, to or under any of the rights, properties or assets of GSME or Plastec or otherwise carry out this Agreement, the officers and directors of Merged Plastec, Plastec, GSME or any of the Plastec Shareholders, as applicable, shall be authorized to execute and deliver, in the name and on behalf of GSME, Plastec, GSME Sub, or any of the Plastec Shareholders, as applicable, all such deeds, bills of sale, assignments, transfers and assurances and to take and do, in the name and on behalf of GSME, Plastec, GSME Sub or any of the Plastec Shareholders, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Merged Plastec or otherwise to carry out this Agreement.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF PLASTEC

Subject to the exceptions set forth in Schedule 2 (the “Plastec Schedule”), Plastec hereby represents and warrants to, and covenants with, GSME as of the date hereof and as of the Closing as follows (as used in this Article II, and elsewhere in this Agreement, the term “Plastec” includes the Subsidiaries (as defined in Section 2.2(a)) unless the context otherwise indicates):

2.1          Organization and Qualification.

(a)           Plastec is a company limited by shares, duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Plastec to be conducted.   Plastec is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Plastec to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Plastec.  Complete and correct copies of the memorandum and articles of association (or other comparable governing instruments with different names) (collectively referred to herein as “Charter Documents”) of Plastec, as amended and currently in effect, have been heretofore delivered to GSME or GSME’s counsel.  Plastec is not in violation of any of the provisions of its Charter Documents.

(b)           Plastec is duly qualified or licensed to do business as a foreign corporation and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Plastec.  Each jurisdiction in which Plastec is so qualified or licensed is listed in Schedule 2.1.

(c)           The minute books of Plastec contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders (“Corporate Records”) since the date of Plastec’s inception.  Copies of such Corporate Records of Plastec have been heretofore delivered to GSME or GSME’s counsel.

(d)           The share transfer, warrant and option transfer and ownership records of Plastec contain true, complete and accurate records of the securities ownership as of the date of such records and the transfers involving the shares and other securities of Plastec since the time of Plastec’s organization.  Copies of such records of Plastec have been heretofore delivered to GSME or GSME’s counsel.

2.2          Subsidiaries.

(a)           Plastec has no direct or indirect subsidiaries or participations in joint ventures other than those listed in Schedule 2.2 (each such entity listed in Schedule 2.2 is referred to as a “Subsidiary” and collectively, as the “Subsidiaries”).  Except as set forth in Schedule 2.2, Plastec or another Subsidiary that is wholly-owned by Plastec owns all of the outstanding equity securities of each Subsidiary, free and clear of all Liens.  Except for the Subsidiaries, Plastec does not own, directly or indirectly, any ownership, equity, profits or voting interest in any Person (as defined in Section 11.2(m)), has no agreement or commitment to purchase any such interest, and has not agreed and is not obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity.

(b)           Each Subsidiary is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation (as listed in Schedule 2.2) and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by Plastec to be conducted.  Each Subsidiary is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being or currently planned by Plastec to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Plastec or such Subsidiary.  Complete and correct copies of the Charter Documents of each Subsidiary, as amended and currently in effect, have been heretofore delivered to GSME or GSME’s counsel.  No Subsidiary is in violation of any of the provisions of its Charter Documents.

(c)           Each Subsidiary is duly qualified or licensed to do business as a foreign corporation or foreign limited liability company and is in good standing in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Plastec or such Subsidiary.  Each jurisdiction in which each Subsidiary is so qualified or licensed is listed in Schedule 2.2.

(d)           The minute books of each Subsidiary contain true, complete and accurate records of all meetings and consents in lieu of meetings of its Board of Directors (and any committees thereof), similar governing bodies and shareholders since the date of the Subsidiary’s inception.  Copies of the Corporate Records of each Subsidiary have been heretofore delivered to GSME or GSME’s counsel.

(e)           The authorized and outstanding capital stock or other equity interests of each Subsidiary are set forth in Schedule 2.2.  There are no outstanding options, warrants or other rights to purchase securities of any Subsidiary.

2.3          Capitalization.

(a)           The maximum authorized number of shares of Plastec consists of 50,000 ordinary shares, par value $1.00 per share (the “Plastec Shares”), of which 12,500 shares are issued and outstanding as of the date of this Agreement, all of which are validly issued, fully paid and nonassessable.

(b)           No Plastec Shares are reserved for issuance upon the exercise of outstanding options to purchase Plastec Shares granted to employees of Plastec or other parties, and no Plastec Shares are reserved for issuance upon the exercise of outstanding warrants or other rights to purchase Plastec Shares.  All outstanding Plastec Shares have been issued and granted in compliance with all applicable securities laws and other applicable laws and regulations.

(c)           Except as contemplated by this Agreement and except as set forth in Schedule 2.3, there are no subscriptions, options, warrants, equity securities, partnership interests or similar ownership interests, calls, rights (including preemptive rights except such preemptive rights as may be set forth in applicable Charter Documents or relevant law of its jurisdiction), commitments or agreements of any character to which Plastec is a party or by which it is bound obligating Plastec to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock or similar ownership interests of Plastec or obligating Plastec to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, equity security, call, right, commitment or agreement.

(d)           Except as contemplated by this Agreement and except as set forth in Schedule 2.3, there are no registration rights, and there is no voting trust, proxy, rights plan, antitakeover plan or other agreement or understanding to which Plastec is a party or by which Plastec is bound with respect to any equity security of any class of Plastec.

(e)           Except as set forth in Schedule 2.3, no outstanding Plastec Shares are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable agreement with Plastec.

2.4          Authority Relative to this Agreement.  Plastec has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by Plastec of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of Plastec (including the approval by its Board of Directors and shareholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VII), and no other corporate proceedings on the part of Plastec or its shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to applicable law and the terms and conditions of this Agreement.  This Agreement has been duly and validly executed and delivered by Plastec and, assuming the due authorization, execution and delivery thereof by the other Parties hereto, constitutes the legal and binding obligation of Plastec, enforceable against Plastec in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

2.5          No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by Plastec does not, and the performance of this Agreement by Plastec shall not, (i) conflict with or violate the Charter Documents of Plastec or any Subsidiary or any Legal Requirements (as defined in Section 11.2(h)), (ii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair Plastec’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the properties or assets of Plastec pursuant to, any Plastec Contracts (as defined in Section 2.19(a)), or (iii) result in the triggering, acceleration or increase of any payment to any Person pursuant to any Plastec Contract, including any “change in control” or similar provision of any Plastec Contract, except for any such conflicts, violations, breaches, defaults, triggerings, accelerations, increases or other occurrences that would not, individually and in the aggregate, reasonably be expected to have a Material Adverse Effect on Plastec.

(b)           The execution and delivery of this Agreement by Plastec does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any court, administrative agency, commission, governmental or regulatory authority, domestic or foreign (a “Governmental Entity”) or other third party (including, without limitation, lenders and lessors) except (i) for applicable requirements, if any, of the Securities Act of 1933, as amended (the “Securities Act”), the Securities Exchange Act of 1934, as amended (“Exchange Act”) or state securities laws (“Blue Sky Laws”), and the rules and regulations thereunder, and appropriate documents received from or filed with the relevant authorities of other jurisdictions in which Plastec is licensed or qualified to do business, (ii) the consents, approvals, authorizations and permits described in Schedule 2.5 and (iii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Plastec or, after the Closing, GSME, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the Parties hereto from performing their obligations under this Agreement.

2.6          Compliance.  Plastec has complied with and is not in violation of any Legal Requirements with respect to the conduct of its business, or the ownership or operation of its business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Plastec.  Except as set forth in Schedule 2.6, no written notice of non-compliance with any Legal Requirements has been received by Plastec (and Plastec has no Knowledge of any such notice delivered to any other Person).  Plastec is not in violation of any term of any Plastec Contract, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on Plastec.

2.7          Financial Statements.

(a)           Plastec has provided to GSME a correct and complete copy of the audited consolidated financial statements (including any related notes thereto) of Plastec for the Fiscal Years ended April 30, 2010, April 30, 2009 and April 30, 2008 (the “Financial Statements”)).  The Financial Statements have been prepared in accordance with the rules and regulations of IFRS (as defined in Section 11.2(f)) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto), and fairly presents in all material respects the financial position of Plastec at the respective dates thereof and the results of its operations and cash flows for the periods indicated.

(b)           The books of account, and other similar books and records of Plastec, for Fiscal Years 2010, 2009 and 2008 are complete and correct in all material respects and there have been no material transactions required to be set forth therein that have not been so set forth.

(c)           The accounts and notes receivable of Plastec reflected on the balance sheet included in the Financial Statements as of April 30, 2010 which remain outstanding on the date hereof (i) arose from bona fide sales transactions in the ordinary course of business, (ii) are legal, valid and binding obligations of the respective debtors enforceable in accordance with their terms, except as such may be limited by bankruptcy, insolvency, reorganization, or other similar laws affecting creditors’ rights generally, and by general equitable principles, (iii) are not to Plastec’s Knowledge subject to any valid set-off or counterclaim except to the extent set forth in such balance sheet contained therein, (iv) are entitled to be collected in the aggregate recorded amounts thereof, net of any applicable reserve reflected in such balance sheet referenced above and (v) are not the subject of any actions or proceedings brought by or on behalf of Plastec.

2.8          No Undisclosed Liabilities.  Plastec has no liabilities (absolute, accrued, contingent or otherwise) of a nature required under IFRS to be disclosed on a balance sheet or in the related notes to financial statements that are, individually or in the aggregate, material to the business, results of operations or financial condition of Plastec, except: (i) liabilities provided for in or otherwise disclosed in the notes to the Financial Statements, and (ii) such liabilities arising in the ordinary course of Plastec’s business since April 30, 2010, which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on Plastec.

2.9          Absence of Certain Changes or Events.  Except as set forth in Schedule 2.9, since April 30, 2010, there has not been: (i) any Material Adverse Effect on Plastec, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of Plastec’s shares, or any purchase, redemption or other acquisition by Plastec of any of Plastec’s shares or any other securities of Plastec or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of Plastec’s share structure, (iv) (A) any granting by Plastec of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or (B) any payment by Plastec of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or (C) any granting by Plastec of any increase in severance or termination pay or any entry by Plastec into any currently effective employment, severance, termination or indemnification agreement or any other agreement the benefits of which are contingent or the terms of which are materially altered adversely to Plastec upon the occurrence of a transaction involving Plastec of the nature contemplated hereby, except in the case of clause (C) for such employment, severance, termination, indemnification or other agreements made in the ordinary course of business consistent with past practice, (v) entry by Plastec into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property (as defined in Section 2.18) other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by Plastec with respect to any Governmental Entity, (vi) any material change by Plastec in its accounting methods, principles or practices except for those changes required under IFRS, (vii) any change in the auditors of Plastec, except for the engagement of Grant Thornton in May 2010, (viii) any issuance of shares of Plastec, (ix) any revaluation by Plastec of any material portion of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of Plastec other than in the ordinary course of business or (x) any agreement, whether written or oral, to do any of the foregoing.

2.10        Litigation.  There are no claims, suits, actions or proceedings pending or, to the Knowledge of Plastec, threatened against Plastec before any Governmental Entity, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either individually or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on Plastec or have a Material Adverse Effect on the ability of the Parties hereto to consummate the transactions contemplated by this Agreement.

2.11        Employee Benefit Plans.

(a)           There are no  material employee incentive, fringe or benefit plans, programs, policies, commitments or other arrangements (whether or not set forth in a written document), and any employee compensation plan not made in the ordinary course of business, covering any active or former employee, director or consultant of Plastec, or any trade or business (whether or not incorporated) which is under common control with Plastec, with respect to which Plastec has a material liability (individually, a “Plan” and, collectively, the “Plans”).

(b)           Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of Plastec under any Plan or otherwise, (ii) materially increase any benefits otherwise payable under any Plan, or (iii) result in the acceleration of the time of payment or vesting of any such benefits.

2.12        Labor Matters.  Plastec is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by Plastec and Plastec does not know of any activities or proceedings of any labor union or other labor organization to organize any such employees.  Plastec is not the subject of any proceeding asserting that it has committed an unfair labor practice or seeking to compel it to bargain with any labor organization which, if successful, would reasonably be expected to have a Material Adverse Effect upon Plastec.

2.13        Restrictions on Business Activities.  There is no agreement, commitment, judgment, injunction, order or decree binding upon Plastec or its assets or to which Plastec is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of Plastec, any acquisition of property by Plastec or the conduct of business by Plastec as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have a Material Adverse Effect on Plastec.

2.14        Title to Property.

(a)           All real property owned by Plastec (including improvements and fixtures thereon, easements and rights of way) is shown or reflected on the balance sheets of Plastec included in the Financial Statements. Plastec has good, valid and marketable title to the real property owned by it, and except as set forth in the Financial Statements, all of such real property is held free and clear of (i) all leases, licenses and other rights to occupy or use such real property and (ii) all Liens, rights of way, easements, restrictions, exceptions, variances, reservations, covenants or other title defects or limitations of any kind, other than liens for Taxes (as defined in Section 2.15(a)) not yet due and payable and such liens or other imperfections of title, if any, as do not materially detract from the value of or materially interfere with the present use of the real property affected thereby.  There are no options or other contracts under which Plastec has a right to acquire or the obligation to sell any interest in real property.  Plastec neither owns, nor has any other interest in, real property located in the United States.

(b)           All capitalized material leases of real property owned or held for use by Plastec in connection with the business of Plastec are shown or reflected on the balance sheets included in the Financial Statements as of the dates of such Financial Statements, other than those entered into or acquired on or after the date of the Financial Statements in the ordinary course of business.  All material personal property and assets of Plastec have been previously disclosed or furnished to GSME in connection with GSME’s due diligence review of Plastec.  Plastec has good and marketable title to the real property leases owned by it and all such real property leases are in each case held free and clear of all Liens, except for Liens and failures to hold good and marketable title disclosed in the Financial Statements or Schedule 2.14(b) hereto or that would not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect on Plastec.

(c)           Except as set forth in Schedule 2.14(c) hereto, all material leases, other than those leases referred to in the first sentence of Section 2.14(b), pursuant to which Plastec leases from others material real property are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of default of Plastec or, to Plastec’s Knowledge, with respect to any other party (or any event which with notice or lapse of time, or both, would constitute a material default), except where the lack of such validity and effectiveness or the existence of such default or event of default would not reasonably be expected to have a Material Adverse Effect on Plastec.

(d)           Plastec is in possession of, or has valid and effective rights to, all properties, assets and rights required for the effective conduct of its business taken as a whole, as it is currently operated and expected to be operated in the future, in the ordinary course.

2.15        Taxes.

(a)           Definition of Taxes.  For the purposes of this Agreement, “Tax” or “Taxes” refers to all taxes levied or imposed by any Governmental Entity, including, without limitation, gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, assessments, governmental charges and duties together with all interest, penalties and additions imposed with respect to any such amounts and any obligations under any agreements or arrangements with any other Person with respect to any such amounts and including any liability of a predecessor entity for any such amounts.

(b)          Tax Returns and Audits.

(i)           Plastec has duly filed all returns, estimates, information statements and reports relating to Taxes (“Returns”) required to be filed by Plastec with any Tax authority prior to the date hereof, except such Returns which are not material to Plastec.  All such Returns are true, correct and complete in all material respects.  Plastec has paid all Taxes shown to be due and payable on such Returns.

(ii)          All material amounts of Taxes that Plastec is required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(iii)         Plastec is not delinquent in the payment of any material Tax nor is there any material amount of Tax deficiency outstanding, proposed or assessed against Plastec, nor has Plastec executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any material amount of Tax which waiver or extension is presently in effect.

(iv)         To the Knowledge of Plastec, no audit or other examination of any Return of Plastec by any Tax authority is presently in progress nor has Plastec been notified of any request for such an audit or other examination.

(v)          No adjustment relating to any Return filed by Plastec has been proposed in writing, formally or informally, by any Tax authority to Plastec or any representative thereof.

(vi)         Plastec has no liability for any material amount of unpaid Taxes which have not been accrued for or reserved on Plastec’s balance sheets included in the Financial Statements, whether asserted or unasserted, contingent or otherwise, which is material to Plastec, other than any liability for unpaid Taxes that may have accrued since the end of the most recent Fiscal Year in connection with the operation of the business of Plastec in the ordinary course of business.

(vii)        This Section 2.15 contains the sole and exclusive representations and warranties of Plastec with respect to any matter relating to Taxes or Returns.

2.16       Environmental Matters.

(a)          Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect, to Plastec’s Knowledge, it has no liability under any applicable law existing and in effect on the date hereof relating to pollution or protection of the environment (an “Environmental Law”) or under any Plastec Contract with respect to or as a result of the presence, discharge, generation, treatment, storage, handling, removal, disposal, transportation or release of any substance defined as hazardous, toxic or a pollutant under any Environmental Law (“Hazardous Material”) applicable to Plastec’s activities.

(b)          Other than with regard to customary filings and notice obligations, Plastec has not received any notice of violation or potential liability under any Environmental Laws from any Person or Governmental Entity or any inquiry, request for information, or demand letter under any Environmental Law relating to operations or properties of Plastec.

(c)          Plastec is not subject to any order arising under any Environmental Law nor is there any administrative, civil or criminal action, suit, proceeding or investigation pending or, to the knowledge of Plastec, threatened, against Plastec under any Environmental Law.  Plastec has not entered into any agreement pursuant to which it has assumed or will assume any liability under Environmental Laws, including, without limitation, any obligation for costs of remediation, of any other Person.

(d)          There have been no environmental studies or investigations undertaken or completed, and there are no such studies or investigations currently in process, with respect to Plastec and/or its Subsidiaries or their respective properties or assets.

2.17       Brokers; Third Party Expenses.  Plastec has not incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders’ fees, agent’s commissions or any similar charges in connection with this Agreement or any transactions contemplated hereby which will become the liability of GSME or will be a liability of Merged Plastec to be paid after Closing.

2.18       Intellectual Property.  Schedule 2.18 contains a description of all material Intellectual Property of Plastec.  For the purposes of this Agreement, the following terms have the following definitions:

“Intellectual Property” shall mean any or all of the following and all worldwide common law and statutory rights in, arising out of, or associated therewith: (i) patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof (“Patents”); (ii) inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto throughout the world (“Copyrights”); (iv) software and software programs; (v) domain names, uniform resource locators and other names and locators associated with the Internet; (vi) industrial designs and any registrations and applications therefor; (vii) trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor (collectively, “Trademarks”); (viii) all databases and data collections and all rights therein; (ix) all moral and economic rights of authors and inventors, however denominated, and (x) any similar or equivalent rights to any of the foregoing (as applicable).

“Plastec Intellectual Property” shall mean any Intellectual Property that is owned by, or exclusively licensed to, Plastec, including software and software programs developed by or exclusively licensed to Plastec (specifically excluding any off the shelf or shrink-wrap software).

“Registered Intellectual Property” means all Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any Governmental Entity or other legal authority.

“Plastec Registered Intellectual Property” means all of the Registered Intellectual Property owned by, or filed in the name of, Plastec.

“Plastec Products” means all current versions of products or service offerings of Plastec.

(a)           Except as disclosed in Schedule 2.18, no Plastec Intellectual Property or Plastec Product is subject to any material proceeding or outstanding decree, order, judgment, contract, license or stipulation restricting in any manner the use, transfer or licensing thereof by Plastec, or which may affect the validity, use or enforceability of such Plastec Intellectual Property or Plastec Product, which in any such case would reasonably be expected to have a Material Adverse Effect on Plastec.

(b)           Plastec owns or has enforceable rights to use all Intellectual Property required for the conduct of its business as presently conducted or as presently contemplated to be conducted.  Except as disclosed in Schedule 2.18, Plastec owns and has good and exclusive title to each material item of Plastec Intellectual Property owned by it free and clear of any Liens (excluding non-exclusive licenses and related restrictions granted by it in the ordinary course of business); and Plastec is the exclusive owner of all material registered Trademarks and Copyrights used in connection with the operation or conduct of the business of Plastec including the sale of any products or the provision of any services by Plastec.

(c)           To the Knowledge of Plastec, the material operation of the business of Plastec as such business currently is conducted, including Plastec’s use of any product, device or process material to its operations, has not and does not infringe or misappropriate the Intellectual Property of any third party or constitute unfair competition or trade practices under the laws of any jurisdiction applicable to Plastec.  Plastec has not received any claims or threats from third parties alleging any such infringement, misappropriation or unfair competition or trade practices that are not resolved.

2.19       Agreements, Contracts and Commitments.

(a)           Schedule 2.19 sets forth a complete and accurate list of all Material Plastec Contracts (as hereinafter defined), specifying the parties thereto.  For purposes of this Agreement, (i) the term “Plastec Contracts” shall mean all contracts, agreements, leases, mortgages, indentures, notes, bonds, licenses, permits, franchises, purchase orders, sales orders, and other understandings, commitments and obligations (including without limitation outstanding offers and proposals) of any kind, whether written or oral, to which Plastec (including its Subsidiaries) is a party and has continuing material obligations to the other parties thereto, or by or to which any of the properties or assets of Plastec are bound, subject or affected as of the date hereof (including without limitation notes or other instruments payable to Plastec); and (ii) the term “Material Plastec Contracts” shall mean (x) each Plastec Contract (I) providing for remaining payments (present or future) to Plastec in excess of one million dollars ($1,000,000) in the aggregate or (II) under which or in respect of which Plastec presently has any remaining liability or obligation of any nature whatsoever (absolute, contingent or otherwise) in excess of one million dollars ($1,000,000), and (y) without limitation of subclause (x), each of the following Plastec Contracts:

(i)           any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from Plastec by any officer, director, shareholder or holder of derivative securities of Plastec (each such person, a “Plastec Insider”);

(ii)          any mortgage, indenture, note, installment obligation or other instrument, agreement or arrangement for or relating to any borrowing of money from a Plastec Insider by Plastec;

(iii)         any guaranty, direct or indirect, by Plastec, a Subsidiary or any Plastec Insider of any obligation for borrowings, or otherwise, excluding endorsements made for collection in the ordinary course of business;

(iv)         any Plastec Contract of employment or management or for consulting services in excess of $250,000 per year;

(v)          any Plastec Contract made other than in the ordinary course of business or (I) providing for the grant of any preferential rights to purchase or lease any asset of Plastec in excess of $250,000 in value or (II) providing for any right (exclusive or non-exclusive) to sell or distribute, or otherwise relating to the sale or distribution of, any product or service of Plastec in excess of $250,000 in value;

(vi)         any obligation to register any shares or other securities of Plastec with any Governmental Entity;

(vii)        any obligation to make payments, contingent or otherwise, arising out of the prior acquisition of the business, assets or stock of other Persons;

(viii)       any collective bargaining agreement with any labor union;

(ix)         any lease or similar arrangement for the use by Plastec of real property or personal property (other than any lease of vehicles, office equipment or operating equipment made in the ordinary course of business where the annual lease payments are less than one million dollars ($1,000,000));

(x)          any Plastec Contract granting or purporting to grant, or otherwise in any way relating to, any mineral rights or any other interest (including, without limitation, a leasehold interest) in real property;

(xi)         any Plastec Contract to which any Plastec Insider is a party; and

(xii)        any outstanding offer or proposal which, if accepted, would constitute any of the foregoing.

(b)           Each Material Plastec Contract was entered into at arms’ length, is in full force and effect and, to Plastec’s Knowledge, is valid and binding upon and enforceable against each of the parties thereto (except insofar as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors’ rights generally or by principles governing the availability of equitable remedies).  True, correct and complete copies of all Material Plastec Contracts and outstanding offers and proposals, which, if accepted, would constitute Material Plastec Contracts (or written summaries in the case of oral Material Plastec Contracts or oral offers and proposals, which if accepted, would constitute Material Plastec Contracts), have been heretofore delivered to GSME or GSME’s counsel.

(c)           Neither Plastec nor, to the best of Plastec’s Knowledge, any other party thereto with material obligations thereunder is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any Plastec Contract, and no party to any Plastec Contract has given any written notice of any claim of any such breach, default or event, which, individually or in the aggregate, is reasonably likely to have a Material Adverse Effect on Plastec.  Each Material Plastec Contract that has not expired or been terminated by its terms is in full force and effect, subject to all of the terms and conditions of each such Material Plastec Contract, and except as may be further limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally and by general principles of equity.

2.20       Insurance.  Schedule 2.20 sets forth Plastec’s material all risk, auto liability, general comprehensive liability and product liability insurance policies currently in force and covering the assets, business, equipment, properties and operations of Plastec (collectively, the “Insurance Policies”).  The insurances provided by such Insurance Policies are to Plastec’s Knowledge adequate in amount and scope for Plastec’s business and operations, including any insurance required to be maintained by Plastec Contracts.

2.21       Governmental Actions/Filings.

(a)           Plastec has been granted and holds, and has made, all Governmental Actions/Filings (as defined in Section 2.21(c)) necessary to the conduct by Plastec of any material portion of its business (as presently conducted and as presently proposed to be conducted) or used or held for use by Plastec, and true, complete and correct copies of which have heretofore been delivered to GSME or GSME’s counsel.  Each such Governmental Action/Filing is in full force and effect and no such Governmental Action/Filing must be renewed prior to April 30, 2011, and Plastec is in compliance with all of its obligations with respect thereto except where the failure to be in compliance would not reasonably be expected to have a Material Adverse Effect upon Plastec.  No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and, except as may result from the status of GSME as a holder of the shares of Merged Plastec, consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filing except such events which, either individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect upon Plastec.

(b)           No Governmental Action/Filing is necessary to be obtained, secured or made by Plastec that has not already been obtained, secured or made to enable it to continue to conduct any material portion of its businesses and operations and use any material portion of its properties after the Closing through April 30, 2011 in a manner which is consistent with current practice.

(c)           For purposes of this Agreement, the term “Governmental Action/Filing” shall mean any franchise, license, certificate of compliance, authorization, consent, order, permit, approval, consent or other action of, or any filing, registration or qualification with, any federal, state, municipal, foreign or other governmental, administrative or judicial body, agency or authority.

2.22       Interested Party Transactions. No employee, officer or director of Plastec or immediate family member thereof is indebted to Plastec, nor is Plastec indebted (or committed to make loans or extend or guarantee credit) to any such Person, other than (i) for payment of salary and bonus for services rendered, (ii) reimbursement for expenses incurred on behalf of or otherwise authorized by Plastec or in connection with such Person’s duties as an officer, director or employee of Plastec, and (iii) for other employee benefits in the ordinary course of business.  To Plastec’s Knowledge, none of such individuals has any direct or indirect material ownership interest in any Person which is an Affiliate of Plastec or with which Plastec has a material contractual relationship, or in any Person that competes with Plastec, except that each employee, shareholder, officer or director of Plastec and members of their respective immediate families may own less than five percent (5%) of the outstanding stock in publicly traded companies that may compete with Plastec.  To the Knowledge of Plastec, no Plastec Shareholder, officer, director or other Affiliate of the Plastec Shareholders is, directly or indirectly, interested in any Material Plastec Contract with Plastec (other than such contracts as relate to any such Person’s ownership of capital stock or other securities of Plastec or such Person’s employment with Plastec).

2.23       Plastec Shareholder Indebtedness.  Except as set forth in Schedule 2.23 hereto, there are no outstanding direct or indirect indebtedness or other similar obligations owed by the Plastec Shareholders to Plastec.

2.24       Board Approval.  The Board of Directors of Plastec (including any required committee or subgroup thereof) has, as of the date of this Agreement, duly approved this Agreement and the transactions contemplated hereby.

2.25       No Illegal or Improper Transactions.  Neither Plastec nor, to the Knowledge of Plastec, any officer, director, employee, agent or Affiliate of Plastec has (a) used any funds of Plastec for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity; (b) made any payment in violation of applicable law to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any other payment in violation of applicable law.

2.26       No United States Operations or Assets.  Plastec does not conduct any operations in the United States, its territories or possessions and has no assets (including bank accounts) located therein.

2.27       Representations and Warranties Complete.  To Plastec’s Knowledge, the representations and warranties of Plastec included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstance under which they were made.

2.28       Survival of Representations and Warranties.  The representations and warranties of Plastec set forth in this Agreement shall survive the Closing until the end of the Escrow Period or such later date as may be set forth in Section 8.4(a).

2.29       No Other Representations.  Except for the representations and warranties set forth in Article IV, subject to the exceptions set forth in the applicable disclosure schedules, none of GSME or GSME Sub, or any other Person on its or any of their behalf, makes any express or implied representation or warranty with respect to the GSME or GSME Sub or the transactions contemplated herein. Notwithstanding any representation made in this Agreement, none of GSME, GSME Sub nor any other Person on its or their behalf, makes any representation, warranty or covenant of any kind in respect of future revenues, expenses, expenditures, results of operations or prospects, or any other projections or other forward-looking information.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE PLASTEC SHAREHOLDERS

Subject to the exceptions set forth in Schedule 3 (the “Plastec Shareholders Schedule”), each Plastec Shareholder represents and warrants to, and covenants with, GSME and GSME Sub, as of the date hereof and as of the Closing, as follows:

3.1         Authority Relative to this Agreement.  Such Plastec Shareholder has all necessary corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder and, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by such Plastec Shareholder of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of such Plastec Shareholder (including the approval by its Board of Directors and shareholders, subject in all cases to the satisfaction of the terms and conditions of this Agreement, including the conditions set forth in Article VII), and no other corporate proceedings on the part of such Plastec Shareholder or its respective shareholders are necessary to authorize this Agreement or to consummate the transactions contemplated hereby pursuant to applicable law and the terms and conditions of this Agreement.  This Agreement has been duly and validly executed and delivered by such Plastec Shareholder and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes the legal and binding obligation of such Plastec Shareholder, enforceable against it in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

3.2          Investor Representations.  Such Plastec Shareholder: (i) is acquiring the GSME Shares it shall receive pursuant to this Agreement for its account and not with a view towards distribution thereof; (ii) understands that it must bear the economic risk of the investment in the GSME Shares, which cannot be sold by it unless they are registered under the Securities Act, or an exemption therefrom is available thereunder; (iii) has had both the opportunity to ask questions and receive answers from the officers and directors of GSME and all persons acting on GSME’s behalf concerning the business and operations of GSME and to obtain any additional information to the extent GSME possesses or may possess such information or can acquire it without  unreasonable effort or expense necessary to verify the accuracy of such information; and (iv) has had access to the GSME SEC Reports (as defined in Section 4.7(a)) filed prior to the date of this Agreement; (v) is either (A) an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act or (B) an entity possessing sufficient knowledge and experience in financial and business matters to enable it to evaluate the merits and risks of an investment in GSME; and (vi) understands that the certificates representing the GSME Shares to be received by it may bear legends to the effect that such GSME Shares may not be transferred except upon compliance with (1) the registration requirements of the Securities Act (or an exemption therefrom) and (2) the provisions of this Agreement.

3.3          Consents.  The execution and delivery of this Agreement by such Plastec Shareholder does not, and the performance of its obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on the Plastec Shareholders or Plastec or, after the Closing, GSME or Merged Plastec, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the Parties from performing their respective obligations under this Agreement.

3.4          Liens.  Each Plastec Shareholder owns its respective Plastec Shares free and clear of all Liens.

3.5          Representations and Warranties Complete.  To each Plastec Shareholder’s Knowledge, the representations and warranties of such Plastec Shareholder included in this Agreement and any Schedule provided by such Plastec Shareholder pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstances under which they were made.

3.6          Survival of Representations and Warranties.  The representations and warranties of each Plastec Shareholder set forth in this Agreement shall survive the Closing until the end of the Escrow Period or such later date as may be set forth in Section 8.4(a).

3.7          No Other Representations.  Except for the representations and warranties set forth in Article IV, subject to the exceptions set forth in the applicable disclosure schedules, none of GSME or GSME Sub, or any other Person on its or any of their behalf, makes any express or implied representation or warranty with respect to GSME or GSME Sub or the transactions contemplated herein. Notwithstanding any representation made in this Agreement, none of GSME, GSME Sub nor any other Person on its or their behalf, makes any representation, warranty or covenant of any kind in respect of future revenues, expenses, expenditures, results of operations or prospects, or any other projections or other forward-looking information.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF GSME

Subject to the exceptions set forth in Schedule 4 (the “GSME Schedule”), each of GSME and GSME Sub represent and warrant to, and covenant with, Plastec, as of the date hereof and as of the Closing, as follows:

4.1          Organization and Qualification.

(a)           GSME is a corporation duly incorporated, validly existing and in good standing under the law of the Cayman Islands and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by GSME to be conducted.  GSME Sub is a company duly formed, validly existing and in good standing under the law of the British Virgin Islands and has the requisite company power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being or currently planned by GSME to be conducted.  Each is in possession of all Approvals necessary to own, lease and operate the properties it purports to own, lease or operate and to carry on its business as it is now being or currently planned by it to be conducted, except where the failure to have such Approvals would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GSME or GSME Sub.  Complete and correct copies of the Charter Documents of each of them, as amended and currently in effect, have been heretofore delivered to Plastec.  Neither is in violation of any of the provisions of its Charter Documents.

(b)           Each is duly qualified or licensed to do business as a foreign corporation and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GSME or GSME Sub.  At or prior to the Closing, GSME will be duly qualified or licensed to do business as a foreign corporation and in good standing in each jurisdiction where the character of the properties acquired by it pursuant to this Agreement makes such qualification or licensing necessary.

4.2          Subsidiaries.  Other than GSME’s ownership of GSME Sub, neither GSME nor GSME Sub owns, directly or indirectly, any ownership, equity, profits or voting interest in any other Person nor has any agreement or commitment to purchase any such interest.  Neither GSME nor GSME Sub has agreed to make, and neither is obligated or bound to make, any future investment in or capital contribution to any other entity (whether such obligation or binding be by any written, oral or other agreement, contract, subcontract, lease, binding understanding, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, commitment or undertaking of any nature, as of the date hereof or as may hereafter be in effect).

4.3          Capitalization.

(a)           As of the date of this Agreement, the authorized share capital of GSME consists of 50,000,000 GSME Shares and 1,000,000 preference shares, par value $0.001 per share (the “GSME Preference Shares”), of which 4,800,000 GSME Shares and no GSME Preference Shares are issued and outstanding, all of which are validly issued, fully paid and nonassessable.

(b)           As of the date of this Agreement, the authorized share capital of GSME Sub consists of 100 shares, par value $0.001 per share (the “GSME Sub Stock”).  Fifty (50) shares of GSME Sub Stock have been issued to GSME, representing all of the issued and outstanding shares of GSME Sub Stock. There are no options, warrants, voting agreements or other rights outstanding with respect to the GSME Sub Stock.

(c)           Except as set forth in Schedule 4.3: (i) no GSME Shares or GSME Preference Shares are reserved for issuance upon the exercise of outstanding options to purchase GSME Shares or GSME Preference Shares granted to employees of GSME or other parties (the “GSME Shares Options”) and there are no outstanding GSME Shares Options; (ii) no GSME Shares or GSME Preference Shares are reserved for issuance upon the exercise of outstanding warrants to purchase GSME Shares or GSME Preference Shares (the “GSME Warrants”) and there are no outstanding GSME Warrants; and (iii) no GSME Shares or GSME Preference Shares are reserved for issuance upon the conversion of GSME Preference Shares or any outstanding convertible notes, debentures or securities (the “GSME Convertible Securities”).  All GSME Shares and GSME Preference Shares subject to issuance as aforesaid, upon issuance on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable.  All outstanding GSME Shares and all outstanding GSME Warrants have been issued and granted in compliance with (x) all applicable securities laws and (in all material respects) other applicable laws and regulations, and (y) all requirements set forth in any applicable GSME Contracts (as defined in Section 4.19(a)).  GSME has heretofore delivered to Plastec true, complete and accurate copies of the GSME Warrants, including any and all documents and agreements relating thereto.

(d)           The GSME Shares to be issued by GSME pursuant to this Agreement, upon issuance in accordance with the terms of this Agreement, will be duly authorized and validly issued and such GSME Shares will be fully paid and nonassessable.

(e)           Except as set forth in Schedule 4.3 or as contemplated by this Agreement or the GSME SEC Reports, there are no registration rights, and there is no voting trust, proxy, rights plan, agreement to repurchase or redeem, anti-takeover plan or other agreements or understandings to which GSME or GSME Sub is a party or by which GSME or GSME Sub is bound with respect to any equity security of any class of GSME or GSME Sub.

(f)           Except as provided for in this Agreement or as set forth in Schedule 4.3, as a result of the consummation of the transactions contemplated hereby, no shares, warrants, options or other securities of GSME or GSME Sub are issuable and no rights in connection with any shares, warrants, options or other securities of GSME or GSME Sub accelerate or otherwise become triggered (whether as to vesting, exercisability, convertibility or otherwise).

4.4          Authority Relative to this Agreement.  GSME and GSME Sub have full corporate power and authority, respectively, to: (i) execute, deliver and perform this Agreement, and each ancillary document executed or delivered, or to be executed or delivered pursuant to this Agreement, and (ii) carry out their obligations hereunder and thereunder and, to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement and the consummation by GSME and GSME Sub of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action on the part of GSME (including the approval by its Board of Directors) and all necessary company action on the part of GSME Sub (including the approval by its Board of Directors), and no other corporate or company proceedings on the part of GSME or GSME Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby, other than the GSME Shareholder Approval (as defined in Section 6.1(a)).  This Agreement has been duly and validly executed and delivered by GSME and GSME Sub and, assuming the due authorization, execution and delivery thereof by the other Parties, constitutes the legal and binding obligation of GSME and GSME Sub, enforceable against them in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.5          No Conflict; Required Filings and Consents.

(a)           The execution and delivery of this Agreement by GSME and GSME Sub do not, and the performance of this Agreement by them shall not,: (i) conflict with or violate GSME’s or GSME Sub’s Charter Documents, (ii) conflict with or violate any Legal Requirements, or (iii) result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or materially impair GSME’s or GSME Sub’s rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of GSME or GSME Sub pursuant to, any GSME Contracts, except, with respect to clauses (ii) or (iii), for any such conflicts, violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Material Adverse Effect on GSME or GSME Sub.

(b)           The execution and delivery of this Agreement by GSME and GSME Sub do not, and the performance of their respective obligations hereunder will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity, except (i) for applicable requirements, if any, of the Securities Act, the Exchange Act, Blue Sky Laws, and the rules and regulations thereunder, and appropriate documents with the relevant authorities of other jurisdictions in which GSME is qualified to do business and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect on GSME or GSME Sub, or prevent consummation of the transactions contemplated by this Agreement or otherwise prevent the Parties from performing their obligations under this Agreement.

4.6          Compliance.  GSME and GSME Sub have complied with, and are not in violation of, any Legal Requirements with respect to the conduct of their respective business, or the ownership or operation of such business, except for failures to comply or violations which, individually or in the aggregate, have not had and are not reasonably likely to have a Material Adverse Effect on GSME or GSME Sub. The business and activities of GSME and GSME Sub have not been and are not being conducted in violation of any Legal Requirements.  Neither GSME nor GSME Sub is in default or violation of any term, condition or provision of its Charter Documents.  No written notice of non-compliance with any Legal Requirements has been received by GSME or GSME Sub.

4.7          SEC Filings; Financial Statements.

(a)           GSME has made available to Plastec and the Plastec Shareholders a correct and complete copy of each report and registration statement filed by GSME (the “GSME SEC Reports”) with the SEC, which are all the forms, reports and documents required to be filed by GSME with the SEC prior to the date of this Agreement.  All GSME SEC Reports required to be filed by GSME since its inception were filed in a timely manner in accordance with the rules and regulations of the SEC.  As of their respective dates GSME SEC Reports: (i) were prepared in accordance and complied in all material respects with the requirements of the Securities Act or the Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such GSME SEC Reports, and (ii) did not at the time they were filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing and as so amended or superseded) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent set forth in the preceding sentence, neither GSME nor GSME Sub makes any representation or warranty whatsoever concerning any GSME SEC Report as of any time other than the date or period with respect to which it was filed.

(b)           Except as set forth in Schedule 4.7, each set of financial statements (including, in each case, any related notes thereto) contained in any GSME SEC Report, including each GSME SEC Report filed after the date hereof until the Closing, complied or will comply as to form in all material respects with the rules and regulations of the SEC with respect thereto, was or will be prepared in accordance with United States generally accepted accounting principles (“U.S. GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, do not contain footnotes as permitted by the rules and regulations of the SEC promulgated under the Exchange Act) and each fairly presents or will fairly present in all material respects the financial position of GSME at the respective dates thereof and the results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were, are or will be subject to normal adjustments which were not or are not expected to have a Material Adverse Effect on GSME or GSME Sub taken as a whole.

(c)           GSME Sub has never made any filing with the SEC and it neither is, nor ever has been, required to make any such filing.

4.8          No Undisclosed Liabilities.  GSME and GSME Sub have no liabilities (absolute, accrued, contingent or otherwise) that are, individually or in the aggregate, material to the business, results of operations or financial condition of GSME or GSME Sub, except (i) liabilities provided for in or otherwise disclosed in GSME SEC Reports filed prior to the date hereof, and (ii) liabilities incurred since November 25, 2009 in the ordinary course of business, which would not, individually or in the aggregate, have a Material Adverse Effect on GSME.  GSME Sub has had no operations or activities except those incidental to its formation and the transactions contemplated by this Agreement.

4.9          Absence of Certain Changes or Events.  Except as set forth in the GSME SEC Reports filed prior to the date of this Agreement, and except as contemplated by this Agreement, since November 25, 2009, there has not been: (i) any Material Adverse Effect on GSME or GSME Sub, (ii) any declaration, setting aside or payment of any dividend on, or other distribution (whether in cash, stock or property) in respect of, any of GSME’s or GSME Sub’s capital stock, or any purchase, redemption or other acquisition by GSME or GSME Sub of any of GSME’s or GSME Sub’s capital stock or any other securities of GSME or GSME Sub or any options, warrants, calls or rights to acquire any such shares or other securities, (iii) any split, combination or reclassification of any of GSME’s or GSME Sub’s capital stock, (iv) any granting by GSME or GSME Sub of any increase in compensation or fringe benefits, except for normal increases of cash compensation in the ordinary course of business consistent with past practice, or any payment by GSME or GSME Sub of any bonus, except for bonuses made in the ordinary course of business consistent with past practice, or any granting by GSME or GSME Sub of any increase in severance or termination pay or any entry by GSME or GSME Sub into any currently effective employment, severance, termination or indemnification agreement or any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving GSME or GSME Sub of the nature contemplated hereby, (v) entry by GSME or GSME Sub into any licensing or other agreement with regard to the acquisition or disposition of any Intellectual Property other than licenses in the ordinary course of business consistent with past practice or any amendment or consent with respect to any licensing agreement filed or required to be filed by GSME or GSME Sub with respect to any Governmental Entity, (vi) any material change by GSME or GSME Sub in its accounting methods, principles or practices, except as required by concurrent changes in U.S. GAAP, (vii) any change in the auditors of GSME or GSME Sub, (viii) any issuance of capital stock of GSME or GSME Sub, or (ix) any revaluation by GSME or GSME Sub of any of its assets, including, without limitation, writing down the value of capitalized inventory or writing off notes or accounts receivable or any sale of assets of GSME or GSME Sub other than in the ordinary course of business.

4.10       Litigation.  There are no claims, suits, actions or proceedings pending or to GSME’s or GSME Sub’s Knowledge, threatened against GSME or GSME Sub, before any court, governmental department, commission, agency, instrumentality or authority, or any arbitrator that seeks to restrain or enjoin the consummation of the transactions contemplated by this Agreement or which would reasonably be expected, either singularly or in the aggregate with all such claims, actions or proceedings, to have a Material Adverse Effect on GSME or GSME Sub or have a Material Adverse Effect on the ability of the Parties to consummate the transactions contemplated by this Agreement.

4.11       Employee Benefit Plans.  Neither GSME nor GSME Sub maintains, or has any liability under, any Plan, and neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment (including severance, unemployment compensation, golden parachute, bonus or otherwise) becoming due to any shareholder, director or employee of GSME or GSME Sub, or (ii) result in the acceleration of the time of payment or vesting of any such benefits.

4.12       Labor Matters.  Neither GSME nor GSME Sub is a party to any collective bargaining agreement or other labor union contract applicable to persons employed by GSME or GSME Sub and neither GSME nor GSME Sub knows of any activities or proceedings of any labor union to organize any such employees.

4.13       Restrictions on Business Activities.  Since their organization, GSME and GSME Sub have not conducted any business activities other than activities directed toward the accomplishment of a business combination.  Except as set forth in GSME’s or GSME Sub’s Charter Documents, there is no agreement, commitment, judgment, injunction, order or decree binding upon GSME or GSME Sub or to which GSME or GSME Sub is a party which has or would reasonably be expected to have the effect of prohibiting or materially impairing any business practice of GSME or GSME Sub, any acquisition of property by GSME or GSME Sub or the conduct of business by GSME or GSME Sub as currently conducted other than such effects, individually or in the aggregate, which have not had and would not reasonably be expected to have, a Material Adverse Effect on GSME or GSME Sub.

4.14       Title to Property.  Neither GSME nor GSME Sub owns or leases any real property or personal property.  There are no options or other contracts under which GSME or GSME Sub has a right or obligation to acquire or lease any interest in real property or personal property.

4.15       Taxes.  Except as set forth in Schedule 4.15:

(a)           GSME and GSME Sub have timely filed all Returns required to be filed by them with any Tax authority prior to the date hereof, except such Returns which are not material to GSME or GSME Sub.  All such Returns are true, correct and complete in all material respects.  GSME and GSME Sub have paid all Taxes shown to be due on such Returns.

(b)           All Taxes that GSME and GSME Sub are required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper governmental authorities to the extent due and payable.

(c)           Neither GSME nor GSME Sub has been delinquent in the payment of any material Tax that has not been accrued for in GSME’s or GSME Sub’s books and records of account for the period for which such Tax relates nor is there any material Tax deficiency outstanding, proposed or assessed against GSME or GSME Sub, nor has GSME or GSME Sub executed any unexpired waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(d)           No audit or other examination of any Return of GSME or GSME Sub by any Tax authority is presently in progress, and neither GSME nor GSME Sub has been notified of any request for such an audit or other examination.

(e)           No adjustment relating to any Return filed by GSME or GSME Sub has been proposed in writing, formally or informally, by any Tax authority to GSME, GSME Sub or any representative of either of them.

(f)           GSME and GSME Sub have no liability for any material unpaid Taxes which have not been accrued for or reserved on GSME’s or GSME Sub’s balance sheets included in the audited financial statements for the most recent fiscal year ended, whether asserted or unasserted, contingent or otherwise, which are material to GSME or GSME Sub, other than any liability for unpaid Taxes that may have accrued since the end of the most recent fiscal year in connection with the operation of the business of GSME or GSME Sub in the ordinary course of business, none of which is material to the business, results of operations or financial condition of GSME or GSME Sub.

(g)           This Section 4.15 contains the sole and exclusive representations and warranties of GSME and GSME Sub with respect to any matter relating to Taxes or Returns.

4.16       Environmental Matters.  Except for such matters that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect: (i) GSME and GSME Sub have complied with all applicable Environmental Laws; (ii) GSME and GSME Sub are not subject to liability for any Hazardous Material disposal or contamination on any third party property; (iii) GSME and GSME Sub have not been associated with any release or threat of release of any Hazardous Material; (iv) GSME and GSME Sub have not received any notice, demand, letter, claim or request for information alleging that GSME or GSME Sub may be in violation of or liable under any Environmental Law; and (v) GSME and GSME Sub are not subject to any orders, decrees, injunctions or other arrangements with any Governmental Entity or subject to any indemnity or other agreement with any third party relating to liability under any Environmental Law or relating to Hazardous Material.

4.17       Brokers.  Except as set forth in Schedule 4.17, neither GSME nor GSME Sub has incurred, nor will either of them incur, directly or indirectly, any liability for brokerage or finder’s fees or agent’s commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

4.18       Intellectual Property.  GSME and GSME Sub do not own, license or otherwise have any right, title or interest in any material Intellectual Property or material Registered Intellectual Property.

4.19       Agreements, Contracts and Commitments.

(a)           Except as set forth in the GSME SEC Reports filed prior to the date of this Agreement, and with respect to confidentiality and nondisclosure agreements, there are no contracts, agreements, leases, mortgages, indentures, notes, bonds, liens, licenses, permits, franchises, purchase orders, sales orders or other understandings, commitments or obligations (including without limitation outstanding offers or proposals) of any kind, whether written or oral, to which GSME or GSME Sub is a party or by or to which any of the properties or assets of GSME or GSME Sub may be bound, subject or affected, which either (a) create or impose a liability greater than twenty-five thousand dollars ($25,000), or (b) may not be cancelled by GSME or GSME Sub on thirty (30) days’ or less prior notice (“GSME Contracts”).  All GSME Contracts are listed in Schedule 4.19 other than those that are exhibits to GSME SEC Reports.

(b)           Except as set forth in the GSME SEC Reports filed prior to the date of this Agreement, each GSME Contract was entered into at arms’ length and in the ordinary course, is in full force and effect and is valid and binding upon and enforceable against each of the parties thereto. True, correct and complete copies of all GSME Contracts (or written summaries in the case of oral GSME Contracts) and of all outstanding offers or proposals of GSME or GSME Sub have been heretofore delivered to or otherwise made available to Plastec.

(c)           Neither GSME, GSME Sub nor, to the Knowledge of GSME or GSME Sub, any other party thereto is in breach of or in default under, and no event has occurred which with notice or lapse of time or both would become a breach of or default under, any GSME Contract, and no party to any GSME Contract has given any written notice of any claims of any such breaches, defaults or events, which, individually or in the aggregate, are reasonably likely to have a Material Adverse Effect on GSME or GSME Sub.  Each agreement, contract or commitment to which GSME or GSME Sub is a party or by which it is bound that has not expired by its terms is in full force and effect, except where such failure to be in full force and effect is not reasonably likely to have a Material Adverse Effect on GSME or GSME Sub.

4.20       Insurance.  Except for directors’ and officers’ liability insurance, neither GSME nor GSME Sub maintains any Insurance Policies.

4.21       Interested Party Transactions.  Except as set forth in the GSME SEC Reports filed prior to the date of this Agreement: (a) no employee, officer, director or shareholder of GSME or GSME Sub or a member of his or her immediate family is indebted to GSME or GSME Sub nor is GSME or GSME Sub indebted (or committed to make loans or extend or guarantee credit) to any of them, other than reimbursement for reasonable expenses incurred on behalf of GSME or GSME Sub; (b) to GSME’s or GSME Sub’s Knowledge, none of such individuals has any direct or indirect ownership interest in any Person with whom GSME or GSME Sub is affiliated or with whom GSME or GSME Sub has a material contractual relationship, or any Person that competes with GSME or GSME Sub, except that each employee, shareholder, officer or director of GSME or GSME Sub and members of their respective immediate families may own less than five percent (5%) of the outstanding stock in publicly traded companies that may compete with GSME or GSME Sub; and (c) to GSME’s or GSME Sub’s Knowledge, no officer, director or shareholder or any member of their immediate families is, directly or indirectly, interested in any material contract with GSME or GSME Sub (other than such contracts as relate to any such individual’s ownership of capital stock or other securities of GSME).

4.22       Indebtedness.  Except as set forth in Schedule 4.22, GSME and GSME Sub have no indebtedness for borrowed money or owed to any Affiliate.

4.23       GSME Shares Listing.  GSME Shares are quoted on the Over-the-Counter Bulletin Board (“OTC BB”).  There is no action or proceeding pending or, to GSME's or GSME Sub’s Knowledge, threatened against GSME by the OTC BB or the Financial Industry Regulation Authority (“FINRA”) with respect to any intention by such entities to prohibit or terminate such quotation.

4.24       Board Approval.  The Board of Directors of GSME (including any required committee or subgroup of the Board of Directors of GSME) has, as of the date of this Agreement, unanimously (i) declared the advisability of the transactions contemplated by this Agreement and approved this Agreement and the transactions contemplated hereby, (ii) determined that the transactions contemplated by this Agreement are in the best interests of the shareholders of GSME from a financial point of view and (iii) determined that the fair market enterprise value of Plastec is equal to at least eighty percent (80%) of the gross offering proceeds raised in GSME’s initial public offering of securities which occurred in November 2009 (the “IPO”).  The Board of Directors of GSME, by resolution duly adopted unanimously at a meeting duly called and held, has duly (i) determined that this Agreement and the respective transactions contemplated by this Agreement are fair to and in the best interests of GSME and its shareholders, (ii) approved this Agreement and the respective transactions contemplated by this Agreement and declared their advisability, and (iii) recommended that GSME’s shareholders adopt this Agreement and directed that this Agreement be submitted for consideration by GSME’s shareholders at the Special Meeting (as defined in Section 6.1).  The affirmative vote of the holders of a majority of the GSME Shares issued in GSME’s IPO that are present and entitled to vote at the Special Meeting is the only vote of the holders of any class or series of capital stock of GSME necessary to adopt or approve this Agreement and the respective transactions contemplated by this Agreement, provided that, in addition to such affirmative vote, holders of eighty-one percent (81%) or more in interest of the GSME Shares issued in GSME’s IPO and outstanding immediately before the Closing shall not have exercised their rights to convert their shares into a pro rata share of the Trust Fund (as defined in Section 4.25) in accordance with GSME’s Charter Documents for the transactions contemplated hereby to proceed.

4.25       Trust Fund.  As of the date hereof, GSME has no less than thirty-six million dollars ($36,000,000) invested in a trust account administered by Continental (the “Trust Fund”); provided that a portion of the Trust Fund may be utilized in accordance with Sections 6.14 and 6.18 hereof.

4.26       Governmental Actions/Filings.  Except as set forth in Schedule 4.26, GSME and GSME Sub have been granted and hold, and have made, all Governmental Actions/Filings necessary to the conduct by GSME and GSME Sub of their business (as presently conducted) or used or held for use by GSME or GSME Sub, and true, complete and correct copies of which have heretofore been delivered to Plastec.  Each such Governmental Action/Filing is in full force and effect and, except as disclosed in Schedule 4.26, will not expire prior to April 30, 2011, and GSME and GSME Sub are in compliance with all of their obligations with respect thereto.  No event has occurred and is continuing which requires or permits, or after notice or lapse of time or both would require or permit, and consummation of the transactions contemplated by this Agreement or any ancillary documents will not require or permit (with or without notice or lapse of time, or both), any modification or termination of any such Governmental Actions/Filings except such events which, either individually or in the aggregate, would not have a Material Adverse Effect upon GSME or GSME Sub.

4.27       Investment Company Act.  Neither GSME nor GSME Sub is, and neither will be after the Closing, an “investment company” or a person directly or indirectly “controlled” by or acting on behalf of an “investment company,” in each case within the meaning of the Investment Company Act of 1940, as amended.

4.28       GSME Sub.  Since the date of its formation, GSME Sub has not carried on any business or conducted any operations other than the execution of this Agreement and the performance of its obligations hereunder.  GSME Sub was formed solely for the consummation of the transactions contemplated hereby.

4.29       Representations and Warranties Complete.  To GSME’s Knowledge, the representations and warranties of GSME and GSME Sub included in this Agreement and any list, statement, document or information set forth in, or attached to, any Schedule provided pursuant to this Agreement or delivered hereunder, are true and complete in all material respects and do not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein not misleading, under the circumstances under which they were made.

4.30       Survival of Representations and Warranties.  The representations and warranties of GSME and GSME Sub set forth in this Agreement shall survive until the Closing or such later date as may be set forth in Section 8.4(a).

4.31       No Other Representations.  Except for the representations and warranties set forth in Article II, subject to the exceptions set forth in the applicable disclosure schedules, and with respect to each Plastec Shareholder severally and not jointly, in Article III, subject to the exceptions set forth in the applicable disclosure schedules, none of the Plastec Shareholders, Plastec and/or its Subsidiaries, or any other Person on its or any of their behalf, makes any express or implied representation or warranty with respect to the Plastec Shareholders, Plastec and/or its Subsidiaries or the transactions contemplated herein. Notwithstanding any representation made in this Agreement, none of the Plastec Shareholders, Plastec and/or its Subsidiaries, nor any other Person on its or their behalf, makes any representation, warranty or covenant of any kind in respect of future revenues, expenses, expenditures, results of operations or prospects, or any other projections or other forward-looking information.

ARTICLE V

COVENANTS

5.1          Conduct of Business by Plastec, the Subsidiaries, GSME and GSME Sub.  During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the later of the Effective Time or the Closing, each of Plastec, the Subsidiaries, GSME and GSME Sub shall, except to the extent that the other Parties shall otherwise consent in writing, carry on its business in the usual, regular and ordinary course consistent with past practices, in substantially the same manner as heretofore conducted and in compliance with all applicable laws and regulations (except where noncompliance would not have a Material Adverse Effect), pay its debts and taxes when due subject to good faith disputes over such debts or taxes, pay or perform other material obligations when due, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve substantially intact its present business organization, (ii) keep available the services of its present officers and employees and (iii) preserve its relationships with customers, suppliers, distributors, licensors, licensees, and others with which it has significant business dealings.  In addition, except as required or permitted by the terms of this Agreement, without the prior written consent of GSME, with respect to consents given to actions of Plastec and the Subsidiaries, and Plastec, with respect to consents given to actions of GSME or GSME Sub, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the later of the Effective Time or the Closing, each of Plastec, the Subsidiaries, GSME and GSME Sub shall not do any of the following:

(a)           Waive any stock repurchase rights, accelerate, amend or (except as specifically provided for herein) change the period of exercisability of options or restricted stock, or reprice options granted under any employee, consultant, director or other stock plans or authorize cash payments in exchange for any options granted under any of such plans;

(b)           Grant any severance or termination pay to any officer or employee except pursuant to applicable law, written agreements outstanding, or policies existing on the date hereof and as previously or concurrently disclosed in writing or made available to the other Parties, or adopt any new severance plan, or except as required by applicable laws, amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof;

(c)           Transfer or license to any person or otherwise extend, amend or modify any material rights to any Intellectual Property of Plastec or GSME, as applicable, or enter into grants to transfer or license to any person future patent rights, other than in the ordinary course of business consistent with past practices provided that in no event shall Plastec or GSME license on an exclusive basis or sell any Intellectual Property of Plastec, or GSME as applicable;

(d)           Except for special dividends issued, currently declared, declared prior to the Closing or accrued or payable prior to the Closing by Plastec to the Plastec Shareholders out of Plastec’s retained earnings of up to an aggregate of fifty million Hong Kong dollars (HK$50,000,000), declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock, equity securities or property) in respect of any capital stock or split, combine or reclassify any capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock;

(e)           Except as set forth in Section 6.18, purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of Plastec or GSME, as applicable, including repurchases of unvested shares at cost in connection with the termination of the relationship with any employee or consultant pursuant to agreements in effect on the date hereof;

(f)           Issue, deliver, sell, authorize, pledge or otherwise encumber, or agree to any of the foregoing with respect to, any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or subscriptions, rights, warrants or options to acquire any shares of capital stock or any securities convertible into or exchangeable for shares of capital stock, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible or exchangeable securities;

(g)           Except as contemplated by this Agreement or as required by applicable law, amend any of its Charter Documents;

(h)           Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of GSME or Plastec as applicable, or enter into any joint ventures, strategic partnerships or alliances or other arrangements that provide for exclusivity of territory or otherwise restrict such Party’s ability to compete or to offer or sell any products or services;

(i)           Sell, lease, license, encumber or otherwise dispose of any properties or assets, except (A) sales of inventory in the ordinary course of business consistent with past practice, and (B) the sale, lease or disposition (other than through licensing) of property or assets that are not material, individually or in the aggregate, to the business of such Party;

(j)           Except with respect to GSME as permitted by Section 6.13 or in the ordinary course of business of Plastec or any of the Subsidiaries, incur any indebtedness for borrowed money in excess of two million dollars ($2,000,000) in the aggregate or bearing interest at a rate in excess of ten percent (10%) per annum or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of GSME or Plastec, as applicable, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing;

(k)           Except as required by applicable law, adopt or amend any employee benefit plan, policy or arrangement, any employee stock purchase or employee stock option plan, or enter into any employment contract or collective bargaining agreement (other than offer letters and letter agreements entered into in the ordinary course of business consistent with past practice with employees who are terminable “at will”), pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates or fringe benefits (including rights to severance or indemnification) of its directors, officers, employees or consultants, except in the ordinary course of business consistent with past practices;

(l)           Pay, discharge, settle or satisfy any claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), or litigation (whether or not commenced prior to the date of this Agreement) other than the payment, discharge, settlement or satisfaction, in the ordinary course of business consistent with past practices or in accordance with their terms, or liabilities recognized or disclosed in the most recent financial statements included in (i) the GSME SEC Reports filed prior to the date of this Agreement or (ii) Plastec’s financial statements provided to GSME prior to the date of this Agreement, as applicable, or incurred since the date of such financial statements, as applicable, or waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce any confidentiality or similar agreement to which Plastec is a party or of which Plastec is a beneficiary or to which GSME is a party or of which GSME is a beneficiary, as applicable;

(m)         Except in the ordinary course of business consistent with past practices, modify, amend or terminate any Plastec Contract or GSME Contract, as applicable, or waive, delay the exercise of, release or assign any material rights or claims thereunder;

(n)          Except as required by U.S. GAAP or IFRS, as applicable, revalue any of its assets or make any change in accounting methods, principles or practices;

(o)           Except in the ordinary course of business consistent with past practices or as provided for in this Agreement, incur or enter into, (i) with respect to Plastec, any agreement for financial advisory, investment banking or other similar services, or, (ii) with respect to Plastec, GSME or GSME Sub, any other agreement, contract or commitment requiring such Party to pay in excess of fifty thousand dollars ($50,000) in any twelve (12) month period;

(p)           Settle any litigation to which a Plastec Insider is a party or where the consideration given by Plastec is other than monetary;

(q)          Make or rescind any Tax elections that, individually or in the aggregate, would be reasonably likely to adversely affect in any material respect the Tax liability or Tax attributes of such Party, settle or compromise any material income tax liability or, except as required by applicable law, materially change any method of accounting for Tax purposes or prepare or file any Return in a manner inconsistent with past practice;

(r)           Form, establish or acquire any subsidiary except as contemplated by this Agreement or indicated in the Disclosure Schedules;

(s)          Permit any Person to exercise any of its discretionary rights under  any Plan to provide for the automatic acceleration of any outstanding options, the termination of any outstanding repurchase rights or the termination of any cancellation rights issued pursuant to such plans;

(t)           Make material capital expenditures except in accordance with prudent business and operational practices consistent with past practice;

(u)          Take or omit to take any action which would be reasonably anticipated to have a Material Adverse Effect;

(v)          Enter into any transaction with or distribute or advance any assets or property to any of its officers, directors, partners, shareholders or other Affiliates other than the payment of salary and benefits in the ordinary course of business consistent with past practice;

(w)          Solely as applied to GSME Sub, carry on any business or conduct any operations other than in performance of its obligations hereunder; or

(x)           Agree in writing or otherwise agree, commit or resolve to take any of the actions described in Section 5.1 (a) through (w) above.

5.2         No Transfer of Plastec Shares.  Between the date hereof and the later of the Effective Time and the Closing Date, none of the Plastec Shareholders shall, without the consent of GSME, Sell (as defined below) any Plastec Shares or any interest therein.  “Sale” shall mean any sale, offer, contract to sell, transfer, pledge, hypothecation or other disposition of, or entrance into any transaction which is designed to, or might reasonably be expected to, result in the disposition (whether by actual disposition or effective economic disposition due to cash settlement or otherwise), directly or indirectly, including the filing (or participation in the filing) of a registration statement with the United States Securities Exchange Commission (“SEC”) in respect of, or establishing or increasing a put equivalent position or liquidating or decreasing a call equivalent position within the meaning of Section 16 of the Exchange Act and the rules and regulations of the SEC promulgated thereunder with respect to, any GSME Shares received on the Closing Date or any Earnout Shares received pursuant to Section 1.8, but shall not include any transfer (A) by a partnership transferring such interests owned by it to its partners or former partners pro rata in accordance with partnership interests, (B) by a corporation transferring such interests to a wholly owned subsidiary or a parent corporation that owns all of the capital stock of the transferor, (C) by a limited liability company transferring such interests to its members or former members pro rata in accordance with their interest in the limited liability company, (D) by an individual transferring such interests to such individual’s family member or trust for the benefit of such individual or such family member, or (E) of such interests to any Affiliate of the transferor; provided, that the transferee in each such case agrees in writing to be subject to the restrictions applicable to the transferor. Beneficial ownership shall be calculated in accordance with Rule 13d-3 under the Exchange Act. In connection with this covenant, GSME may give stop-transfer instructions to its transfer agent preventing its transfer agent from effecting any actions in violation of this Agreement through the end of the relevant restriction period. “Sell” shall have a correlative meaning.

5.3         Sale Restriction.

(a)          Subject to Section 5.3(c) and Section 5.4, each of the Plastec Shareholders agrees to the following restrictions on the sale of GSME Shares and Earnout Shares that it receives hereunder:

(i)           For a period of one hundred and eighty (180) days from the Closing Date, Sun Yip and Tiger shall not Sell any GSME Shares they receive hereunder; provided, however, that Sun Yip and Tiger shall be required to hold until April 30, 2013, a minimum of the lesser of (A) 20% of the outstanding GSME Shares on the Closing Date (after taking into account all conversions or purchases of GSME Shares in accordance with Sections 6.14 and 6.18 and the issuance of all GSME Shares constituting the Merger Consideration, including the Earnout Shares), which amount shall not exceed 4,315,714 shares (the “Outstanding GSME Shares”) or (B) the aggregate number of GSME Shares that are actually delivered to Sun Yip and Tiger pursuant to this Agreement (including any Earnout Shares);

(ii)          For a period of one hundred and eighty (180) days from the Closing Date, Cathay shall not Sell any GSME Shares it receives hereunder. On the one hundred eighty first (181st) day after the Closing Date through and including the three hundredth (300th) day after the Closing Date, Cathay shall have the right to Sell fifty percent (50%) of the GSME Shares it was issued on the Closing Date under Section 1.3(a)(i). On the date that is three hundred and one (301) days after the Closing Date, Cathay shall have the right to Sell one hundred percent (100%) of the GSME Shares it was issued on the Closing Date under Section 1.3(a)(i).  For a period of four hundred and twenty (420) days from the Closing Date, Cathay shall not Sell any Earnout Shares it is issued under Section 1.8.  At any point thereafter, Cathay may Sell Earnout Shares at its discretion.  Notwithstanding the foregoing and to the extent not already sold, Cathay shall be permitted to Sell up to twenty-five percent (25%) of the GSME Shares it receives pursuant to this Agreement at any time once the Average Closing Price (defined in Section 5.3(a)(iv)) of the GSME Shares equals or exceeds twelve dollars ($12.00) in any continuous thirty (30) trading day period (“Period”), up to an additional twenty-five percent (25%) of the GSME Shares it receives pursuant to this Agreement at any time once the Average Closing Price of the GSME Shares equals or exceeds fourteen dollars ($14.00) in any Period, with respect to an additional twenty-five percent (25%) of the GSME Shares it receives pursuant to this Agreement at any time when the Average Closing Price of the GSME Shares equals or exceeds sixteen dollars ($16.00) in any Period, and with respect to the final twenty-five percent (25%) of the GSME Shares it receives pursuant to this Agreement at any time when the Average Closing Price of the GSME Shares equals or exceeds twenty dollars ($20.00) in any Period; and

(iii)         For a period of one hundred and eighty (180) days from the Closing Date, Expert, Fine Colour and each Investor shall not Sell any GSME Shares it is issued on the Closing Date under Section 1.3(a)(i). For a period of one hundred and eighty (180) days from each date any tranche of Earnout Shares is delivered to Expert, Fine Colour and each Investor under Section 1.8, such holder shall not Sell such Earnout Shares.

(iv)         “Average Closing Price” shall mean the average closing price of GSME Shares on its principal trading exchange.

(b)         Certificates representing GSME Shares issued pursuant to this Agreement shall bear a prominent legend to the effect of the foregoing provisions of this Section 5.3.

(c)         The GSME Committee shall have the right, in its sole discretion, to consent, in writing, to any Sale in excess of the limits set forth in this Section 5.3.  If a Plastec Shareholder desires to Sell GSME Shares in excess of the amounts set forth above, such Plastec Shareholder shall notify the GSME Committee in writing of such intent (the “Sale Request”). The GSME Committee shall respond to such Plastec Shareholder’s Sale Request, in the affirmative or the negative, within ten (10) Business Days of its receipt of the Sale Request.

5.4         Transfer Restrictions.  Any offers and Sales of the GSME Shares or Earnout Shares by the Plastec Shareholders will be made only pursuant to a registration of GSME Shares or Earnout Shares under the Securities Act and any other applicable laws or pursuant to an exemption from such registration requirements. Any transfer pursuant to a registration exemption will be made only after delivery to GSME of an opinion of counsel, reasonably satisfactory to GSME, that the transaction is exempt from such registration requirements and otherwise in accordance with the legend on such certificate.

5.5         Legend.  Each Plastec Shareholder agrees that in addition to the legend required pursuant to Section 5.3(b), the certificates representing the GSME Shares and the Earnout Shares issued pursuant to this Agreement shall contain a legend to the following effect:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE U.S. SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY OTHER APPLICABLE STATE OR OTHER SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO PLASTEC AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO PLASTEC, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER OR AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND OTHER APPLICABLE SECURITIES LAWS. HEDGING TRANSACTIONS INVOLVING THE SECURITIES REPRESENTED BY THIS CERTIFICATE MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

ARTICLE VI

ADDITIONAL COVENANTS OF THE PARTIES

6.1         Proxy Statement; Special Meeting.

(a)           As soon as is reasonably practicable after the date hereof, GSME shall prepare proxy materials for the purpose of soliciting proxies from holders of GSME Shares to vote, at a meeting of holders of GSME Shares to be called and held for such purpose (the “Special Meeting”), in favor of (i) the approval of the Merger and the transactions contemplated by this Agreement (the “GSME Shareholder Approval”), (ii) the change of the name of GSME to “Plastec Technologies, Ltd.”, (iii) an increase in the number of authorized ordinary GSME Shares to one hundred million (100,000,000), (iv) an adjournment of the Special Meeting if, at the time it is called to order, there are insufficient votes to obtain GSME Shareholder Approval or the holders of eighty-one percent (81%) or more in interest of the GSME Shares issued in GSME’s IPO and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with GSME’s Charter Documents and (v) such other matters necessary for the consummation of the transactions contemplated hereby.  Such proxy materials shall be in the form of a proxy statement to be used for the purpose of soliciting such proxies from holders of GSME Shares for the matters to be acted upon at the Special Meeting (the “Proxy Statement”).  Plastec shall furnish to GSME all information concerning Plastec as GSME may reasonably request in connection with the preparation of the Proxy Statement.  Plastec and its counsel shall be given a reasonable opportunity to review and comment on such proxy materials prior to their distribution to GSME’s shareholders and GSME will not distribute any documents containing information that Plastec has reasonably determined is incorrect or misleading and notified GSME in writing thereof.

(b)           As soon as practicable following the preparation of the definitive Proxy Statement, GSME shall distribute the Proxy Statement to the holders of GSME Shares and, pursuant thereto, shall call the Special Meeting in accordance with the Companies Law (Revised) of the Cayman Islands (the “Companies Law”) and GSME’s Charter Documents and, subject to the other provisions of this Agreement, solicit proxies from such holders to vote in favor of the approval of the Merger and the other transactions contemplated by this Agreement and the other matters presented for approval or adoption at the Special Meeting.

(c)           GSME shall use its best efforts to ensure that the Proxy Statement (i) includes the information GSME believes would have been required to be provided to shareholders had GSME not been a “foreign private issuer” (as defined in the Exchange Act) but still had a class of equity securities registered under Section 12 of the Exchange Act and (ii) complies with all applicable provisions of the Companies Law and GSME’s Charter Documents in the preparation, filing and distribution of the Proxy Statement, the solicitation of proxies thereunder, and the calling and holding of the Special Meeting.  Without limiting the foregoing, GSME shall ensure that the Proxy Statement does not, as of the date on which the Proxy Statement is first distributed to the shareholders of GSME, and as of the date of the Special Meeting, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading (provided that GSME shall not be responsible for the accuracy or completeness of any information relating to Plastec or any other information furnished by Plastec for inclusion in the Proxy Statement).  Plastec represents and warrants that so long as GSME is in compliance with the terms of this Section 6.1, the information relating to Plastec supplied by Plastec for inclusion in the Proxy Statement will not, as of the date on which the Proxy Statement is first distributed to the shareholders of GSME or at the time of the Special Meeting, contain any statement which, at such time and in light of the circumstances under which it is made, is false or misleading with respect to any material fact, or omits to state any material fact required to be stated therein or necessary in order to make the statement therein not false or misleading.

(d)           GSME, acting through its Board of Directors, shall include in the Proxy Statement the unanimous recommendation of its Board of Directors that the holders of GSME Shares vote in favor of the approval of the transactions contemplated by this Agreement, and shall otherwise use reasonable best efforts to obtain the GSME Shareholder Approval.

(e)           Plastec and each of the Plastec Shareholders shall cooperate with GSME and use commercially reasonable efforts to provide all information reasonably requested by GSME in connection with any application or other filing made to secure listing for trading or quotation of GSME’s securities on the Nasdaq Stock Market following the Effective Time.

6.2         Public Disclosure.  From the date of this Agreement until (a) the later of (x) the Closing or (y) the Effective Time or (b) the termination of this Agreement, the Parties shall cooperate in good faith to jointly prepare all press releases and public announcements pertaining to this Agreement and the transactions governed by it, and no Party shall issue or otherwise make any public announcement or communication pertaining to this Agreement or the Merger without the prior consent of GSME (in the case of Plastec and the Plastec Shareholders) or Plastec (in the case of GSME or GSME Sub), except as required by any legal requirement or by the rules and regulations of, or pursuant to any agreement of, a stock exchange or trading system.  Each Party will not unreasonably delay, withhold or condition approval from the others with respect to any press release or public announcement.  If any Party determines with the advice of counsel that it is required to make this Agreement and the terms of the transaction public or otherwise issue a press release or make public disclosure with respect thereto, it shall, at a reasonable time before making any public disclosure, consult with the other Parties regarding such disclosure, seek such confidential treatment for such terms or portions of this Agreement or the transaction as may be reasonably requested by the other Parties and disclose only such information as is legally compelled to be disclosed.  This provision will not apply to communications by any Party to its counsel, accountants and other professional advisors.

6.3         Other Actions.

(a)           As promptly as practicable after execution of this Agreement, GSME will prepare and file with the SEC a Report of Foreign Private Issuer on Form 6-K pursuant to the Exchange Act to report the execution of this Agreement (“Signing Form 6-K”), which Plastec shall have the right and reasonable opportunity to review and comment upon prior to filing.  Any language included in such Signing Form 6-K that reflects Plastec’s comments, as well as any text as to which Plastec has not commented upon being given a reasonable opportunity to comment, shall, notwithstanding the provisions of this Section 6.3, be deemed to have been approved by Plastec and may henceforth be used by GSME in other filings made by it with the Commission and in other documents distributed by GSME in connection with the transactions contemplated by this Agreement without further review or consent of Plastec.  Promptly after the execution of this Agreement, GSME and Plastec shall also issue a press release announcing the execution of this Agreement (“Signing Press Release”).

(b)           At least five (5) days prior to Closing, GSME shall prepare a draft Form 20-F announcing the Closing, together with, or incorporating by reference, the financial statements prepared by Plastec and its accountant, and such other information that may be required to be disclosed with respect to the transactions contemplated herein in any report or form to be filed with the SEC (“Closing Report”), which shall be in a form reasonably acceptable to Plastec.  Prior to Closing, GSME and Plastec shall prepare the press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”).  Concurrently with the Closing, GSME shall distribute the Closing Press Release.  Concurrently with the Closing, or as soon as practicable thereafter, GSME shall file the Closing Report with the SEC.

6.4         Required Information.  In connection with the preparation of the Signing Form 6-K, the Signing Press Release, the Closing Report and the Closing Press Release, or any other statement, filing, notice or application made by or on behalf of GSME, GSME Sub and/or Plastec to any third party and/or any Governmental Entity in connection with the transactions contemplated by this Agreement, and for such other reasonable purposes, GSME, GSME Sub and Plastec each shall, upon request by any other of them, use commercially reasonable efforts to furnish the others with all information concerning themselves, their respective directors, officers and shareholders (including the directors of GSME and Plastec to be elected effective as of the Closing pursuant to Section 1.6) and such other matters as may be reasonably necessary or advisable in connection with the transactions contemplated by this Agreement.   Each of GSME, GSME Sub and Plastec represents and warrants to each other that all such information shall be true and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they are made, not misleading.

6.5         Confidentiality; Access to Information.

(a)           Confidentiality.  Any confidentiality agreement previously executed by the Parties shall be superseded in its entirety by the provisions of this Agreement.  Each Party agrees to maintain in confidence any non-public information received from any other Party, and to use such non-public information only for purposes of consummating the transactions contemplated by this Agreement.  Such confidentiality obligations will not apply to (i) information which was known to the one Party or its respective agents prior to receipt from any other Party; (ii) information which is or becomes generally known without the breach of this Section 6.5 by any Party; (iii) information acquired by a Party or its respective agents from a third party who was not bound to an obligation of confidentiality; and (iv) disclosure required by law.   In the event this Agreement is terminated as provided in Article IX hereof, each Party (i) will destroy or return or cause to be returned to the relevant Parties all documents and other material obtained from such Parties in connection with the transactions contemplated by this Agreement, and (ii) will use its reasonable best efforts to delete from its computer systems all documents and other material obtained from the relevant Parties in connection with the transactions contemplated by this Agreement.

(b)         Access to Information.

(i)           Plastec will afford GSME and its financial advisors, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of Plastec during the period prior to the Closing to obtain all information concerning the business, including the status of product development efforts, properties, results of operations and personnel of Plastec, as GSME may reasonably request.  No information or knowledge obtained by GSME in any investigation pursuant to this Section 6.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement.

(ii)           GSME will afford Plastec and its financial advisors, underwriters, accountants, counsel and other representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of GSME and GSME Sub during the period prior to the Closing to obtain all information concerning the business, including the status of business or product development efforts, properties, results of operations and personnel of GSME and GSME Sub, as Plastec may reasonably request.  No information or knowledge obtained by Plastec in any investigation pursuant to this Section 6.5 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the Parties to consummate the transactions contemplated by this Agreement.

6.6         Commercially Reasonable Efforts.  Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement, including using commercially reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions to the transaction set forth in Article VII to be satisfied, (ii) the obtaining of all necessary actions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, including without limitation the consents referred to in Schedule 2.5 of the Plastec Schedule, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.  This obligation shall include, on the part of GSME, sending a termination letter to Continental in substantially the form of the exhibit attached to the Investment Management Trust Account Agreement by and between GSME and Continental dated as of November 19, 2009.   In connection therewith and without limiting the foregoing, GSME and its Board of Directors and Plastec and its Board of Directors shall, if any takeover statute or similar statute or regulation is or becomes applicable to this Agreement or any of the transactions contemplated by this Agreement, use their commercially reasonable efforts to enable the transactions contemplated by this Agreement to be consummated as promptly as practicable on the terms contemplated by this Agreement.  Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require GSME or Plastec to agree to any divestiture by itself or any of its Affiliates of shares of capital stock or of any business, assets or property, or the imposition of any material limitation on the ability of any of them to conduct their business or to own or exercise control of such stock, assets or properties.

6.7         No Securities Transactions.  Neither Plastec nor any of the Plastec Shareholders or any of their respective Affiliates shall, directly or indirectly, engage in any transactions involving the securities of GSME prior to the time of the making of a public announcement of the transactions contemplated by this Agreement.  Plastec shall use its best efforts to require each of its officers, directors, employees, agents and representatives to comply with the foregoing requirement.

6.8         No Claim Against Trust Fund.  Notwithstanding anything else in this Agreement, Plastec and each of the Plastec Shareholders acknowledge that they have read GSME’s final prospectus dated November 19, 2009 and understand that GSME has established the Trust Fund, and may draw upon a letter of credit to be provided by Cohen & Company (“L/C”), each for the benefit of GSME’s public shareholders and that GSME may disburse monies from (X) the Trust Fund only (i) to the public shareholders in the event they elect to convert their shares in accordance with GSME’s Charter Documents, (ii) to GSME’s public shareholders upon GSME’s liquidation if GSME fails to consummate a business combination or (iii) to GSME after, or concurrently with, the consummation of a business combination and (Y) the L/C to certain shareholders that vote in favor of any proposed business combination.  Plastec and each of the Plastec Shareholders, for itself and its subsidiaries, directors, officers, employees, shareholders, representatives, advisors and all other associates and Affiliates, hereby waives all rights, title, interest or claim of any kind against GSME to collect from the Trust Fund or the L/C any monies that may be owed to it by GSME for any reason whatsoever, including but not limited to a breach of this Agreement by GSME or any negotiations, agreements or understandings with GSME (whether in the past, present or future), and will not seek recourse against the Trust Fund or the L/C at any time for any reason whatsoever.  This paragraph will survive this Agreement and will not expire and will not be altered in any way without the express written consent of GSME, Plastec and each of the Plastec Shareholders.

6.9         Disclosure of Certain Matters.  Each of GSME, GSME Sub, Plastec and each of the Plastec Shareholders will provide the others with prompt written notice of any event, development or condition that (a) would cause any of such Party’s representations and warranties to become untrue or misleading or which may affect its ability to consummate the transactions contemplated by this Agreement, (b) had it existed or been known on the date hereof would have been required to be disclosed under this Agreement, (c) gives such Party any reason to believe that any of the conditions set forth in Article VII will not be satisfied, (d) is of a nature that would be reasonably likely to have a Material Adverse Effect on Plastec, or (e) would require any amendment or supplement to the Proxy Statement.  The Parties shall have the obligation to supplement or amend the Plastec Schedule, the Plastec Shareholders Schedule and GSME Schedule (the “Disclosure Schedules”) being delivered concurrently with the execution of this Agreement and annexed hereto with respect to any matter hereafter arising or discovered which, if existing or known at the date of this Agreement, would have been required to be set forth or described in the Disclosure Schedules. The obligations of the Parties to amend or supplement the Disclosure Schedules being delivered herewith shall terminate on the Closing Date.  Notwithstanding any such amendment or supplementation, for purposes of Sections 7.2(a), 7.3(a), 8.1(a)(i), 9.1(d) and 9.1(e), the representations and warranties of the Parties shall be made with reference to the Disclosure Schedules as they exist at the time of execution of this Agreement, subject to changes expressly contemplated by this Agreement or which are set forth in the Disclosure Schedules as they exist on the date of this Agreement.

6.10       Certain Claims.  As additional consideration for the payment of the Merger Consideration pursuant to this Agreement, each of the Plastec Shareholders hereby releases and forever discharges, effective as of the Closing Date, Plastec and each of its directors, officers, employees and agents, from any and all rights, claims, demands, judgments, obligations, liabilities and damages, whether accrued or unaccrued, asserted or unasserted, and whether known or unknown arising out of or resulting from such Plastec Shareholder’s status as a holder of equity securities of Plastec.

6.11       Certain Financial Information.  Within sixty (60) Business Days after the end of each fiscal quarter between the date hereof and the earlier of the Closing Date and the date on which this Agreement is terminated, Plastec shall deliver to GSME unaudited consolidated financial statements of Plastec for such quarter, including a balance sheet and a statement of operations, that are certified as correct and complete by the Chief Executive Officer and Chief Financial Officer of Plastec, prepared in accordance with IFRS applied on a consistent basis to prior periods (except as may be indicated in the notes thereto) and fairly present in all material respects the financial position of Plastec at the date thereof and the results of its operations for the period indicated, except that such statements need not contain notes and may be subject to normal adjustments that are not expected to have a Material Adverse Effect on Plastec.

6.12       Access to Financial Information.  Plastec will, and will cause its auditors to, (a) continue to provide GSME and its advisors full access to all of Plastec’s financial information used in the preparation of its Financial Statements and the financial information furnished pursuant to Section 6.11 and (b) use commercially reasonable efforts to cooperate with any reviews performed by GSME or its advisors of any such financial statements or information.

6.13       GSME Borrowings.  Through the Closing, GSME shall be allowed to borrow funds from its directors, officers and/or shareholders to meet its reasonable operating expenses, with any such loans to be made only as reasonably required by the operation of GSME in due course and repayable at Closing. The proceeds of such loans shall not be disbursed to or otherwise used for the payment of salaries, bonuses or other compensation to any of GSME’s directors, officers or shareholders or any of their respective Affiliates.  GSME shall within two (2) Business Days prior to the Closing (or promptly if there are less than two (2) Business Days prior to the Closing), provide Plastec and the Plastec Shareholders with notice and copies (if written) of any such loan.  Such notice shall include the amount and terms of, and the use of, any such loan.

6.14       Trust Fund Disbursement.  Within two (2) Business Days from the Closing (or promptly if there are less than two (2) Business Days prior to the Closing), GSME shall disclose to Plastec all liabilities and obligations of GSME due and owing or incurred at or prior to the Closing that are to be paid from the Trust Fund immediately upon Closing, including all amounts payable (i) in connection with any of the arrangements or transactions contemplated by Section 6.18 (including all costs and expenses in connection therewith), (ii) as deferred underwriters’ compensation in connection with GSME’s IPO, (iii) for income tax or other tax obligations of GSME prior to Closing, (iv) as repayment of loans and reimbursement of expenses to directors, officers and founding shareholders of GSME, (v) to third parties (e.g., professionals, printers, etc.) who have rendered services to GSME in connection with its operations and efforts to effect a business combination, including the transactions contemplated by this Agreement and (vi) to shareholders who elect to have their shares converted to cash in accordance with the provisions of GSME’s Charter Documents.  The balance, if any, shall be released to GSME.  If and only if the Closing occurs, to the extent the funds in the Trust Fund are insufficient to pay all outstanding deferred liabilities of GSME, Plastec shall pay such remaining expenses on behalf of GSME upon the Closing, up to a maximum of one million one hundred thousand dollars ($1,100,000) for professional services such as accounting or legal fees, five hundred thousand dollars ($500,000) for advisory fees and up to one million four hundred forty thousand dollars ($1,440,000) for underwriting discounts and commissions.

6.15       Financial Advisory Agreements.  GSME shall cause all agreements for financial advisory, investment banking and other similar services to which it is a party to be terminated no later than the Closing with no obligations of GSME, GSME Sub or Merged Plastec thereunder to remain in effect after the Closing.

6.16       Employment Agreements.  As soon as practicable after the execution of this Agreement, GSME shall execute employment agreements mutually acceptable to Plastec and GSME to be effective upon the Closing with each of the executives and employees of Plastec listed in Schedule 1.6 (collectively, the “Employment Agreements”).

6.17       Investor Relations Team.  As soon as practicable after the Closing, Plastec shall hire suitable experienced persons mutually satisfactory to both GSME and Plastec to comprise an internal public relations team for Plastec and GSME.

6.18       Certain Actions with Respect to GSME Securities.  Notwithstanding anything to the contrary contained in this Agreement, from and after the date of this Agreement until the Closing, for purposes of enhancing the likelihood of and securing GSME Shareholder Approval, GSME and its Affiliates may, and shall be permitted to, seek, negotiate and enter into arrangements for the purchase, redemption, tender or assignment of currently outstanding securities of GSME or enter into similar or related arrangements and engage in related undertakings that would be consummated at, prior to or immediately following Closing and which may utilize a portion of the funds in the Trust Fund.  GSME may secure a bridge loan or loans or similar credit facilities to finance the foregoing activities, in which case GSME’s obligations under such facilities shall be repaid at Closing from amounts in the Trust Fund.  GSME shall promptly provide Plastec with notice and copies (if written) of any such arrangements, undertakings, loans and credit facilities.

6.19       Securities Listing.  GSME and Plastec shall use commercially reasonable efforts to obtain the listing of GSME’s securities on the Nasdaq Stock Market.  If such listing is not obtained by the Closing Date, GSME and Merged Plastec shall continue to use their commercially reasonable efforts after the Effective Time to obtain such listing.

6.20       Equity Incentive Plan.  After the Effective Time, GSME will adopt an equity incentive plan, subject to approval of GSME’s shareholders, covering a number of shares customary for similar companies that complies with all necessary Cayman Islands law and SEC regulations and provides for a pool from which GSME may grant equity awards (including stock options and restricted stock) to all employees, officers, directors and consultants of GSME and its Subsidiaries, including Merged Plastec.

6.21       Charter Protections; Directors’ and Officers’ Liability Insurance.

(a)           All rights to indemnification for acts or omissions occurring through the Closing Date now existing in favor of the current directors and officers of GSME as provided in the Charter Documents of GSME or in any indemnification agreements shall survive the Closing and shall continue in full force and effect in accordance with their terms.

(b)           For a period of six (6) years after the Closing Date, GSME shall cause to be maintained in effect the current policies of directors’ and officers’ liability insurance maintained by GSME (or policies of at least the same coverage and amounts containing terms and conditions which are no less advantageous), with respect to claims arising from facts and events that occurred prior to the Closing Date.

(c)           If GSME or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of GSME assume the obligations set forth in this Section 6.21.

(d)           The provisions of this Section 6.21 are intended to be for the benefit of, and shall be enforceable by, each Person who will have been a director or officer of GSME for all periods ending on or before the Closing Date and may not be changed without the consent of the Person who served as the GSME Committee.

6.22       Registration Rights Agreement.  The Parties hereto agree to enter into a registration rights agreement (the “Registration Rights Agreement”) at the Closing pursuant to which GSME will agree to register for resale under applicable United States securities laws the GSME Shares, including the Earnout Shares, issued, or scheduled to be issued, to the Plastec Shareholders pursuant to the terms of this Agreement in accordance with the terms of the Registration Rights Agreement.  The rights granted under the Registration Rights Agreement shall (a) include each of the rights granted to those Persons who were shareholders of GSME immediately prior to GSME’s IPO (the “Original GSME Shareholders”) pursuant to that certain Registration Rights Agreement between GSME and the Original GSME Shareholders dated November 19, 2009 (the “Existing Registration Rights Agreement”) and (b) be no less favorable and no more favorable to the Plastec Shareholders than the registration rights granted to the Original GSME Shareholders.  The Registration Rights Agreement may be in the form of an amendment to the Existing Registration Rights Agreement making the Plastec Shareholders party thereto.

6.23       Tax Treatment.  For U.S. federal income tax purposes, the Merger is intended to be a reorganization within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986 (the “Code”), and this Agreement is intended to be a “plan of reorganization” within the meaning of the regulations promulgated under Section 368(a) of the Code and for the purpose of qualifying the Merger as a Tax-free transaction for U.S. federal income Tax purposes. Each of the Parties shall use commercially reasonable efforts to cause the Merger to qualify as a “reorganization” under the provisions of Section 368(a) of the Code and will not take any action inconsistent with the Merger qualifying as a reorganization under Section 368(a) of the Code. Each of GSME and Plastec covenants and agrees to use its commercially reasonable efforts to defend in good faith all challenges to the treatment of the Merger as a reorganization as described in this Section 6.23, and none of the Parties will take or cause to be taken any action which would prevent the transactions contemplated by this Agreement from qualifying as a reorganization under Section 368(a). Each of GSME and Plastec agree that if such Party becomes aware of any fact or circumstance that is reasonably likely to prevent the Merger from qualifying as a reorganization described in Section 368(a) of the Code, it will promptly notify the other Parties in writing of such fact or circumstance. If applicable, each of GSME and Plastec will comply with all reporting and record-keeping obligations set forth in the Code and the U.S. Department of Treasury regulations that are consistent with the Merger qualifying as a “reorganization” under the provisions of Section 368(a) of the Code. Notwithstanding the foregoing or anything else to the contrary contained in this Agreement, the Parties acknowledge and agree that no Party is making any representation or warranty as to the qualification of the Merger as a reorganization under Section 368 of the Code or as to the effect, if any, that any transaction consummated prior to the Closing Date has or may have on any such reorganization status. The Parties acknowledge and agree that each: (i) has had the opportunity to obtain independent legal and Tax advice with respect to the transaction contemplated by this Agreement, and (ii) is responsible for paying its own Taxes, including without limitation, any adverse Tax consequences that may result if the transaction contemplated by this Agreement is not determined to qualify as a reorganization under Section 368 of the Code.

6.24       Continuing Business.  For a period of one (1) year from the Effective Time, GSME will continue at least one (1) significant historic business line of Plastec, or use at least a significant portion of Plastec’s historic business assets in a business, each within the meaning of U.S. Department of Treasury Regulation 1.368-1(d).

6.25       Fiscal Year End.  On or prior to the Closing, GSME shall change its fiscal year end to April 30.

6.26       Termination of Shareholders Agreements.  Plastec and the Plastec Shareholders shall use commercially reasonable efforts to cause the termination, effective as of the Effective Time, of (a) the Subscription and Shareholders’ Agreement, dated as of October 28, 2005, relating to Plastec among Plastec and certain of the Plastec Shareholders (the “2005 Shareholder Agreement”), and (b) any other voting or shareholder agreements involving Plastec under which any of the Plastec Shareholders or any other person has the right to vote, purchase or subscribe for shares of Plastec or any of the Subsidiaries (“Other Shareholder Agreements” and together with the 2005 Shareholder Agreement, the “Shareholder Agreements”), in each case without payment of any kind of consideration except as contemplated by this Agreement.

ARTICLE VII

CONDITIONS TO THE TRANSACTION

7.1         Conditions to Obligations of Each Party.  The respective obligations of each Party to effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of the following conditions:

(a)           GSME Shareholder Approval.  GSME Shareholder Approval shall have been obtained by the requisite vote under the law of the Cayman Islands and GSME’s Charter Documents by May 25, 2011.

(b)           Conversion of GSME Shares.  Holders of fewer than eighty-one percent (81%) in interest of the GSME Shares issued in GSME’s IPO and outstanding immediately before the Closing shall have exercised their rights to convert their shares into a pro rata share of the Trust Fund in accordance with GSME’s Charter Documents.

(c)           No Order.  No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the transactions contemplated by this Agreement illegal or otherwise prohibiting consummation of such transactions, substantially on the terms contemplated by this Agreement.

7.2         Additional Conditions to Obligations of Plastec and the Plastec Shareholders.  The obligations of Plastec and the Plastec Shareholders to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived by a writing executed by Plastec:

(a)           Representations and Warranties.  Each representation and warranty of GSME and GSME Sub contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 6.9, on and as of the Closing Date, with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 6.9, on and as of the Closing Date in all material respects, with the same force and effect as if made on the Closing Date. Plastec shall have received a certificate with respect to the foregoing signed on behalf of GSME by an authorized officer of GSME and GSME Sub (the “GSME Closing Certificate”).

(b)           Agreements and Covenants.  GSME and GSME Sub shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date, except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of GSME) does not, or will not, constitute a Material Adverse Effect with respect to GSME or GSME Sub, and the GSME Closing Certificate shall include a provision to such effect.

(c)           No Litigation.  No action, suit or proceeding against GSME or GSME Sub shall be pending or threatened before any Governmental Entity which is (i) reasonably likely to prevent consummation of any of the transactions contemplated by this Agreement, (ii) reasonably likely to cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) reasonably likely to affect materially and adversely or otherwise encumber the title of the GSME Shares to be issued by GSME pursuant to this Agreement and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect or (iv) in the reasonable opinion of Plastec, likely to have a Material Adverse Effect with respect to GSME or GSME Sub.

(d)           Consents.  GSME and GSME Sub shall have obtained all consents, waivers and approvals required to be obtained by them in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on GSME or GSME Sub and the GSME Closing Certificate shall include a provision to such effect.

(e)           Material Adverse Effect.  No Material Adverse Effect with respect to GSME or GSME Sub shall have occurred since the date of this Agreement.

(f)           Opinions.  Plastec shall have received from Graubard Miller an opinion of counsel substantially in for the form of Exhibit D and from Maples and Calder opinions of counsel substantially in the forms of Exhibit E and Exhibit F.

(g)           Resignations.  The persons listed in Schedule 7.2(g) shall have resigned from all of their positions, offices and directorships with GSME and GSME Sub.

(h)           Trust Fund.  GSME shall have made appropriate arrangements to have the Trust Fund, which shall contain no less than the amount referred to in Section 4.25, disbursed to GSME immediately upon the Closing and in accordance with Section 6.14.

(i)            Employment Agreements.  The Employment Agreements shall be in full force and effect and the executives thereunder shall be ready, willing and able to serve in the capacities provided for therein.

(j)           Directors. GSME and its Board of Directors shall have taken such necessary action so that the persons listed in Schedule 1.6 as intended directors shall be appointed as directors of GSME and Merged Plastec effective at Closing or immediately after the Effective Time, and the size of the Board of Directors of GSME shall be set at seven (7) persons.

(k)           SEC Reports.  Immediately prior to Closing, GSME shall be in compliance with all reporting requirements under the Exchange Act.

(l)           Board Approval.  Plastec’s Board of Directors shall have reconfirmed its approval of the consummation by Plastec of the transactions contemplated hereby, such reconfirmation to be based solely on an evaluation of (i) the funds remaining in the Trust Fund after taking into account all payments to be made pursuant to Section 6.14, and (ii) any pending litigation or other disputes involving shareholders of GSME.

(m)           Secretary’s Certificate. Plastec shall have received a certificate from GSME and GSME Sub, signed by the Secretary of each of them, certifying (i) that the attached copies of the Charter Documents of GSME and GSME Sub and resolutions of the GSME Board of Directors and GSME Sub Board of Directors approving this Agreement and the transactions contemplated hereby are all true, complete and correct and remain in full force and effect, (ii) the results of the votes taken at GSME’s Special Meeting, and (iii) the holders of GSME’s share capital who have exercised their redemption rights and the number of shares of GSME’s share capital with respect to which redemption rights have been exercised.

(n)           Transaction Documents. Each of the transaction documents contemplated hereunder to which GSME or GSME Sub is a Party shall have been executed and delivered by GSME and GSME Sub, as applicable.

(o)           Certificate of Good Standing. Plastec shall have received a certificate of good standing for GSME under the law of the Cayman Islands and for GSME Sub under the law of the British Virgin Islands.

(p)           Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting any GSME or GSME Sub conduct or operation of the business of GSME or GSME Sub following the transactions contemplated hereunder shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(q)           SEC Actions. No formal or informal SEC investigation or proceeding shall have been initiated by the SEC against GSME or any of its officers or directors.

(r)           Other Deliveries.  At or prior to Closing, GSME shall have delivered to Plastec (i) copies of resolutions and actions taken by the GSME Board of Directors and shareholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by Plastec and its counsel in order to consummate the transactions contemplated hereunder.

7.3         Additional Conditions to the Obligations of GSME and GSME Sub.  The obligations of GSME and GSME Sub to consummate and effect the transactions contemplated by this Agreement shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by GSME:

(a)           Representations and Warranties.  Each representation and warranty of Plastec and each of the Plastec Shareholders contained in this Agreement that is (i) qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 6.9, on and as of the Closing Date, with the same force and effect as if made on the Closing Date and (ii) not qualified as to materiality shall have been true and correct (A) as of the date of this Agreement and (B) subject to the provisions of the last sentence of Section 6.9, on and as of the Closing Date in all material respects, with the same force and effect as if made on the Closing Date.  GSME shall have received a certificate with respect to the foregoing signed on behalf of Plastec by an authorized officer of Plastec (with respect to the representations and warranties of Plastec) (the “Plastec Closing Certificate”) and by each of the Plastec Shareholders (with respect to the representations and warranties of such Plastec Shareholder (each, a “Plastec Shareholder Closing Certificate”).

(b)          Agreements and Covenants.  Plastec and each of the Plastec Shareholders shall have performed or complied with all agreements and covenants required by this Agreement to be performed or complied with by them on or before the Closing Date except to the extent that any failure to perform or comply (other than a willful failure to perform or comply or failure to perform or comply with an agreement or covenant reasonably within the control of Plastec) does not, or will not, constitute a Material Adverse Effect on Plastec, and the Plastec Closing Certificate and each Plastec Shareholder Closing Certificate shall include a provision to such effect with respect to Plastec or such Plastec Shareholder, as appropriate.

(c)           No Litigation.  No action, suit or proceeding against Plastec or the Plastec Shareholders shall be pending or threatened before any Governmental Entity which is (i) reasonably likely to prevent consummation of any of the transactions contemplated by this Agreement, (ii) reasonably likely to cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (iii) reasonably likely to affect materially and adversely the right of GSME to own, operate or control any of the assets and operations of Merged Plastec following the Effective Time and no order, judgment, decree, stipulation or injunction to any such effect shall be in effect or (iv) in the reasonable opinion of GSME, likely to have a Material Adverse Effect with respect to Plastec.

(d)          Consents.  Plastec shall have obtained all consents, waivers, permits and approvals required to be obtained by Plastec and the Subsidiaries in connection with the consummation of the transactions contemplated hereby, other than consents, waivers and approvals the absence of which, either alone or in the aggregate, would not reasonably be expected to have a Material Adverse Effect on Plastec and the Plastec Closing Certificate shall include a provision to such effect.

(e)           Material Adverse Effect.  No Material Adverse Effect with respect to Plastec shall have occurred since the date of this Agreement.

(f)           Opinions.  GSME shall have received from Jingtian & Gongcheng and Maples and Calder opinions of counsel substantially in the forms of Exhibit G and Exhibit H, respectively.

(g)          Plastec Shareholders’ Obligations.  The Plastec Shareholders shall have repaid to Plastec, on or before the Closing, all direct and indirect indebtedness and obligations owed by them to Plastec, including the indebtedness and other obligations described in Schedule 2.22 and all other amounts owed by them to Plastec.

(h)          Derivative Securities.  There shall be outstanding no options, warrants or other derivative securities or rights entitling the holders thereof to acquire Plastec Shares or other securities of Plastec, other than GSME’s rights under this Agreement which shall be satisfied at Closing.

(i)           Governmental Action/Filings; Approvals.  All Governmental Action/Filings shall have been taken and made and all Approvals shall have been received that are necessary for consummation of the transactions contemplated by this Agreement and the operation of the businesses of Plastec and shall be in full force and effect.

(j)           Officer’s Certificate. GSME shall have received a certificate from Plastec, signed by a duly authorized officer, certifying that the copies of the Charter Documents of Plastec and resolutions of Plastec’s Board of Directors approving this Agreement and the transactions contemplated hereby attached thereto are all true, complete and correct and remain in full force and effect.

(k)          Certificate of Good Standing. GSME shall have received a certificate of good standing for Plastec under British Virgin Islands Law.

(l)           Injunctions or Restraints on Conduct of Business. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint provision limiting or restricting any Plastec conduct or operation of the business of Merged Plastec following the transactions contemplated hereunder shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other Governmental Entity, domestic or foreign, seeking the foregoing be pending.

(m)         Transaction Documents. Each of the transaction documents contemplated hereunder to which Plastec and the Plastec Shareholders are a Party shall have been executed and delivered by Plastec and the Plastec Shareholders.

(n)          Termination of Shareholder Agreements. Agreements or other instruments providing for the termination of the Shareholder Agreements, effective as of the Effective Time, shall be in full force and effect.

(o)          Other Deliveries.  At or prior to Closing, Plastec shall have delivered to GSME:  (i) copies of resolutions and actions taken by the Plastec Board of Directors or the Plastec Shareholders in connection with the approval of this Agreement and the transactions contemplated hereunder, and (ii) such other documents or certificates as shall reasonably be required by GSME and its counsel in order to consummate the transactions contemplated hereunder.

ARTICLE VIII

INDEMNIFICATION

8.1         Indemnification of GSME and the Plastec Shareholders.

(a)          Subject to the terms and conditions of this Article VIII (including without limitation the limitations set forth in Section 8.4), GSME, Plastec and their respective representatives, successors and permitted assigns (each a “GSME Indemnitee” and collectively, the “GSME Indemnitees”) shall be indemnified, defended and held harmless by each of the Insiders and the Investors, jointly and not severally, but only to the extent of the Indemnity Escrow Shares, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any GSME Indemnitee by reason of, arising out of or resulting from:

(i)           the inaccuracy or breach of any representation or warranty of the Plastec Shareholders or Plastec contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by the Plastec Shareholders or Plastec to GSME pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)           the non-fulfillment or breach of any covenant or agreement of the Plastec Shareholders or Plastec contained in this Agreement.

(b)          Subject to the terms and conditions of this Article VIII (including without limitation the limitations set forth in Section 8.4), the Plastec Shareholders and their respective representatives, successors and permitted assigns (each a “Plastec Shareholder Indemnitee” and collectively, the “Plastec Shareholder Indemnitees”) shall be indemnified, defended and held harmless by GSME, but only to the extent of the value of the initial number of Indemnity Escrow Shares multiplied by $10.00, from and against all Losses asserted against, resulting to, imposed upon, or incurred by any Plastec Shareholder Indemnitee by reason of, arising out of or resulting from:

(i)           the inaccuracy or breach of any representation or warranty of GSME or GSME Sub contained in or made pursuant to this Agreement, any Schedule or any certificate delivered by GSME or GSME Sub to the Plastec Shareholders pursuant to this Agreement with respect hereto or thereto in connection with the Closing; and

(ii)          the non-fulfillment or breach of any covenant or agreement of GSME or GSME Sub contained in this Agreement.

(c)          As used in this Article VIII, the term “Losses” shall include all losses, liabilities, damages, judgments, awards, orders, penalties, settlements, costs and expenses (including, without limitation, interest, penalties, court costs and reasonable legal fees and expenses) including those arising from any demands, claims, suits, actions, costs of investigation, notices of violation or noncompliance, causes of action, proceedings and assessments whether or not made by third parties or whether or not ultimately determined to be valid. Solely for the purpose of determining the amount of any Losses (and not for determining any breach) for which a GSME Indemnitee or a Plastec Shareholder Indemnitee (each of the GSME Indemnitees and the Plastec Shareholder Indemnitees referred to herein individually as an “Indemnitee” and collectively as the “Indemnitees”) may be entitled to indemnification pursuant to Article VIII, any representation or warranty contained in this Agreement that is qualified by a term or terms such as “material,” “materially,” or “Material Adverse Effect” shall be deemed made or given without such qualification and without giving effect to such words.

8.2         Indemnification of Third Party Claims.  The indemnification obligations and liabilities under this Article VIII with respect to actions, proceedings, lawsuits, investigations, demands or other claims brought against an Indemnitee by a Person other than GSME, the Plastec Shareholders or Plastec (a “Third Party Claim”) shall be subject to the following terms and conditions (for purposes of this Agreement, “Indemnified Representative” means GSME, acting through the GSME Committee, with respect to an indemnification claim by a GSME Indemnitee, and the Plastec Shareholders, acting through the Shareholders’ Committee, with respect to an indemnification claim by a Plastec Shareholder Indemnitee, and “Indemnifying Representative” means GSME, acting through the GSME Committee, with respect to an indemnification claim by a Plastec Shareholder Indemnitee, and the Insiders and the Investors, acting through the Representative, with respect to an indemnification claim by a GSME Indemnitee):

(a)         Notice of Claim.  The Indemnified Representative will give the Indemnifying Representative prompt written notice after receiving written notice of any Third Party Claim or discovering the liability, obligation or facts giving rise to such Third Party Claim (a “Notice of Claim”) which Notice of Claim shall set forth (i) a brief description of the nature of the Third Party Claim, (ii) the total amount of the actual out-of-pocket Loss or the anticipated potential Loss (including any costs or expenses which have been or may be reasonably incurred in connection therewith), and (iii) whether such Loss may be covered (in whole or in part) under any insurance and the estimated amount of such Loss which may be covered under such insurance, and the Indemnifying Representative shall be entitled to participate in the defense of Third Party Claim at its expense.

(b)         Defense.  The Indemnifying Representative shall have the right, at its option (subject to the limitations set forth in Section 8.2(c)) and at its own expense, by written notice to the Indemnified Representative, to assume the entire control of, subject to the right of the Indemnified Representative to participate (at its expense and with counsel of its choice) in, the defense, compromise or settlement of the Third Party Claim as to which such Notice of Claim has been given, and shall be entitled to appoint a recognized and reputable counsel reasonably acceptable to the Indemnified Representative to be the lead counsel in connection with such defense. If the Indemnifying Representative is permitted and elects to assume the defense of a Third Party Claim:

(i)           the Indemnifying Representative shall diligently and in good faith defend such Third Party Claim and shall keep the Indemnified Representative reasonably informed of the status of such defense; provided, however, that the Indemnified Representative shall have the right to approve any settlement, which approval will not be unreasonably withheld, delayed or conditioned; and

(ii)           the Indemnified Representative shall cooperate fully in all respects with the Indemnifying Representative in any such defense, compromise or settlement thereof, including, without limitation, the selection of counsel, and the Indemnified Representative shall make available to the Indemnifying Representative all pertinent information and documents under its control.

(c)           Limitations of Right to Assume Defense.  The Indemnifying Representative shall not be entitled to assume control of such defense if (i) the Third Party Claim relates to or arises in connection with any criminal proceeding, action, indictment, allegation or investigation; (ii) the Third Party Claim seeks an injunction or equitable relief against the applicable Indemnitee(s); or (iii) there is a reasonable probability that a Third Party Claim may materially and adversely affect the applicable Indemnitee(s) other than as a result of money damages or other money payments.

(d)           Other Limitations.  Failure to give prompt Notice of Claim or to provide copies of relevant available documents or to furnish relevant available data shall not constitute a defense (in whole or in part) to any Third Party Claim by any Indemnitee against the Indemnifying Representative and shall not affect the Indemnifying Representative’s duty or obligations under this Article VIII, except to the extent (and only to the extent that) such failure shall have adversely affected the ability of the Indemnifying Representative to defend against or reduce its liability or caused or increased such liability or otherwise caused the damages to the applicable Indemnitee(s) to be greater than such damages would have been had the applicable Indemnitee(s) given the Indemnifying Representative prompt notice hereunder. So long as the Indemnifying Representative is defending any such action actively and in good faith, the Indemnified Representative shall not settle such action without the consent of the Indemnifying Representative, such consent not to be unreasonably withheld or delayed. The Indemnified Representative shall make available to the Indemnifying Representative all relevant records and other relevant materials required by them and in the possession or under the control of the Indemnified Representative, for the use of the Indemnifying Representative and its representatives in defending any such action, and shall in other respects give reasonable cooperation in such defense.

(e)           Failure to Defend.  If the Indemnifying Representative, promptly after receiving a Notice of Claim, fails to defend such Third Party Claim actively and in good faith, the Indemnified Representative will (upon further written notice) have the right to undertake the defense, compromise or settlement of such Third Party Claim as it may determine in its reasonable discretion, provided that the Indemnifying Representative shall have the right to approve any settlement, which approval will not be unreasonably delayed, withheld or conditioned.

(f)           Indemnitee Rights.  Anything in this Section 8.2 to the contrary notwithstanding, the Indemnifying Representative shall not, without the written consent of the Indemnified Representative, settle or compromise any action or consent to the entry of any judgment which does not include as an unconditional term thereof the giving by the claimant or the plaintiff to each of the applicable Indemnitee(s) a full and unconditional release from all liability and obligation in respect of such action without any payment by any Indemnitee.

(g)           Representative Consent.  Unless the Indemnifying Representative has consented to a settlement of a Third Party Claim, the amount of the settlement shall not be a binding determination of the amount of the Loss and such amount shall be determined in accordance with the provisions of the Indemnity Escrow Agreement.

8.3           Insurance Effect.  To the extent that any Losses that are subject to indemnification pursuant to this Article VIII are covered by insurance, the applicable Indemnitee(s) shall use commercially reasonable efforts to obtain the maximum recovery under such insurance; provided that the applicable Indemnitee(s) shall nevertheless be entitled to bring a claim for indemnification under this Article VIII in respect of such Losses and the time limitations set forth in Section 8.4 hereof for bringing a claim of indemnification under this Agreement shall be tolled during the pendency of such insurance claim. The existence of a claim by an Indemnitee for monies from an insurer or against a third party in respect of any Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by the Indemnifying Representative.  If an Indemnitee has received the payment required by this Agreement from the Indemnifying Representative in respect of any Loss and later receives proceeds from insurance or other amounts in respect of such Loss, then it shall hold such proceeds or other amounts in trust for the benefit of the Indemnifying Representative and shall pay to the Indemnifying Representative, as promptly as practicable after receipt, a sum equal to the amount of such proceeds or other amount received, up to the aggregate amount of any payments received from the Indemnifying Representative pursuant to this Agreement in respect of such Loss. Notwithstanding any other provisions of this Agreement, it is the intention of the Parties that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions, or (ii) relieved of the responsibility to pay any claims for which it is obligated.

8.4          Limitations on Indemnification.

(a)           Survival; Time Limitation.  The representations, warranties, covenants and agreements in this Agreement or in any writing delivered by Plastec or the Plastec Shareholders to GSME, or by GSME to the Plastec Shareholders, in connection with this Agreement (including the GSME Closing Certificate, the Plastec Closing Certificate and the Plastec Shareholder Closing Certificates) and the obligation of GSME, the Insiders and the Investors to indemnify the applicable Indemnitee(s) pursuant to Sections 8.1(a) and 8.1(b) shall survive the Closing until the expiration of the Escrow Period.  Notwithstanding the foregoing, (i) the representations, warranties and covenants of Plastec in each of Section 2.1(a) (Organization), Section 2.2(b) (Subsidiaries), Section 2.3 (Capitalization) and Section 2.4 (Authority Relative to this Agreement) and of the Plastec Shareholders in Article III shall survive without limitation as to time, (ii) the representations, warranties and covenants of Plastec in each of Sections 2.14 (Title to Property) and 2.15 (Taxes) shall survive the Closing until the sixtieth (60th) day following the expiration of the applicable statute of limitations, (iii) the representations, warranties and covenants of GSME in each of Section 4.1(a) (Organization), Section 4.2 (Subsidiaries), Section 4.3 (Capitalization) and Section 4.4 (Authority Relative to this Agreement) shall survive without limitation as to time and (iv) the representations, warranties and covenants of GSME in each of Sections 4.14 (Title to Property) and 4.15 (Taxes) shall survive the Closing until the sixtieth day following the expiration of the applicable statute of limitations

(b)           No claim for indemnification under this Article VIII shall be brought after the end of the relevant period specified in Section 8.4(a).  Any claim made by an Indemnitee that is required to be made and is made prior to the expiration of the Escrow Period or other relevant period specified in Section 8.4(a) shall be preserved despite the subsequent expiration of the Escrow Period or such other relevant period and any such claim set forth in a Notice of Claim sent prior to the expiration of the Escrow Period or such other relevant period shall survive until final resolution thereof.

(c)           Deductible.  No amount shall be payable under Article VIII unless and until the aggregate amount of all indemnifiable Losses otherwise payable exceeds five hundred thousand dollars ($500,000) (the “Deductible”) but thereafter shall be required to indemnify the applicable Indemnitee(s) to the full extent of their Losses from the first dollar thereof.  Notwithstanding the foregoing, Losses resulting with respect to the representations, warranties and covenants referred to in the last sentence of Section 8.4(a) (“Surviving Matters”) and payments required to be made pursuant to Section 8.1(a) and Section 8.1(b) shall not be included in the calculation of the Deductible and an Indemnitee shall be entitled to indemnification with respect to such Losses and payments as though there were no Deductible.

(d)           Exclusive Remedy.  The Parties acknowledge and agree that, from and after the Closing, the sole remedy of the Indemnities with respect to any and all claims for damages arising out of or relating to this Agreement shall be pursuant and subject to the requirements of the indemnification provisions set forth in this Article VIII.  Notwithstanding any of the foregoing, nothing contained in this Article VIII shall in any way impair, modify or otherwise limit an Indemnitee’s right to bring any claim, demand or suit against the other Parties based upon such other Parties’ actual fraud.

8.5          Adjustment to Purchase Consideration.  Amounts paid for indemnification under Article VIII shall be deemed to be an adjustment to the Merger Consideration paid to the Plastec Shareholders, except as otherwise required by a Legal Requirement.

8.6          Representative Capacities.  The Parties acknowledge that the Representative’s obligations under this Article VIII are solely as a representative of the Insiders and the Investors in the manner set forth in the Indemnity Escrow Agreement with respect to the obligations to indemnify GSME under this Article VIII and that the Representative shall have no responsibility for any expenses incurred by it in such capacity and that all payments to GSME as a result of such indemnification obligations shall be made solely from, and to the extent of, the Indemnity Escrow Shares.  Out-of-pocket expenses of the Representative  for attorneys’ fees and other costs shall be borne in the first instance by GSME, which may make a claim for reimbursement thereof against the Indemnity Escrow Shares upon the claim with respect to which such expenses are incurred becoming an Established Claim (as defined in the Indemnity Escrow Agreement). The Parties further acknowledge that all actions to be taken by GSME pursuant to this Article VIII shall be taken on its behalf by the GSME Committee in accordance with the provisions of the Indemnity Escrow Agreement. The Escrow Agent, pursuant to the Indemnity Escrow Agreement after the Closing, may apply all or a portion of the Indemnity Escrow Shares to satisfy any claim for indemnification pursuant to this Article VIII. The Escrow Agent will hold the remaining portion of the Indemnity Escrow Shares until final resolution of all claims for indemnification or disputes relating thereto.

8.7          Indemnification of Plastec Shareholder Indemnitee. In the event that a Plastec Shareholder Indemnitee is entitled to be indemnified by GSME pursuant to this Article VIII for Losses incurred by such Plastec Shareholder Indemnitee, GSME shall issue to such Plastec Shareholder Indemnitee GSME Shares with a Fair Market Value (as defined in the Indemnity Escrow Agreement) equal to the amount of such Losses.  In the event that Losses suffered by a Plastec Shareholder Indemnitee and paid to the shareholders of GSME are as a result of Losses suffered by GSME (by virtue of their ownership interest in GSME), then each Plastec Shareholder Indemnitee shall be entitled to recover a percentage of such Losses equal to such Plastec Shareholder Indemnitee’s percentage ownership of all issued and outstanding GSME Shares.

ARTICLE IX

TERMINATION

9.1          Termination.  This Agreement may be terminated at any time prior to the Closing:

(a)           by mutual written agreement of GSME and Plastec at any time;

(b)           by either GSME or Plastec if the transactions contemplated by this Agreement shall not have been consummated by May 25, 2011  (the “Termination Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any Party whose action or failure to act has been a principal cause of or resulted in the failure of such consummation to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(c)           by either GSME or Plastec if a Governmental Entity shall have issued an order, decree, judgment or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement, which order, decree, ruling or other action is final and nonappealable;

(d)           by Plastec, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of GSME or GSME Sub, or if any representation or warranty of GSME or GSME Sub shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach by GSME or GSME Sub is curable by GSME or GSME Sub prior to the Closing Date, then Plastec may not terminate this Agreement under this Section 9.1(d) for thirty (30) days after delivery of written notice from Plastec to GSME or GSME Sub of such breach, provided GSME or GSME Sub continues to exercise commercially reasonable efforts to cure such breach (it being understood that Plastec may not terminate this Agreement pursuant to this Section 9.1(d) if it shall have materially breached this Agreement or if such breach by GSME is cured during such thirty (30)-day period);

(e)           by GSME, upon a material breach of any representation, warranty, covenant or agreement set forth in this Agreement on the part of Plastec or any of the Plastec Shareholders, or if any representation or warranty of Plastec or any of the Plastec Shareholders shall have become untrue, in either case such that the conditions set forth in Article VII would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue; provided, that if such breach is curable by Plastec or any such Plastec Shareholder prior to the Closing Date, then GSME may not terminate this Agreement under this Section 9.1(e) for thirty (30) days after delivery of written notice from GSME to Plastec or such Plastec Shareholder of such breach, provided Plastec or such Plastec Shareholder continue to exercise commercially reasonable efforts to cure such breach (it being understood that GSME may not terminate this Agreement pursuant to this Section 9.1(e) if it shall have materially breached this Agreement or if such breach by Plastec or the Plastec Shareholders is cured during such thirty (30)-day period); and

(f)           by either GSME or Plastec, if, at the Special Meeting (including any adjournments thereof), this Agreement and the transactions contemplated thereby shall fail to be approved and adopted by the affirmative vote of the holders of GSME Shares required under GSME’s Charter Documents, or the holders of eighty one percent (81%) or more in interest of the holders of GSME Shares issued in GSME’s IPO and outstanding as of the date of the record date of the Special Meeting exercise their rights to convert the GSME Shares held by them into cash in accordance with GSME’s Charter Documents.

9.2          Notice of Termination; Effect of Termination.  Any termination of this Agreement under Section 9.1 will be effective immediately upon (or, if the termination is pursuant to Section 9.1(d) or Section 9.1(e) and the proviso therein is applicable, thirty (30) days after) the delivery of written notice of the terminating Party to the other Parties hereto.  In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall be of no further force or effect and the transactions contemplated by this Agreement shall be abandoned, except for and subject to the following: (i) Sections 6.5(a), 6.8, 9.2 and 9.3 and Article XI (General Provisions) shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any Party from liability for any breach of this Agreement, including a breach by a Party electing to terminate this Agreement pursuant to Section 9.1(b) caused by the action or failure to act of such Party constituting a principal cause of or resulting in the failure of the Closing to occur on or before the date stated therein.

9.3          Fees and Expenses.  Except as set forth in Section 6.14, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such expenses whether or not the transactions contemplated by this Agreement are consummated.

ARTICLE X

DEFINED TERMS

Terms defined in this Agreement are organized alphabetically as follows, together with the Section and, where applicable, paragraph, number in which definition of each such term is located:

“$”	Section 11.2(a)
“2005 Shareholder Agreement”	Section 6.26
“2010 Actual Net Income”	Section 11.2(n)
“2011 Earnout Shares”	Section 1.8(a)(i)
“2011 Net Income Target”	Section 1.8(a)(i)
“2012 Earnout Shares”	Section 1.8(a)(ii)
“2012 Net Income Target”	Section 1.8(a)(ii)
“2013 Earnout Shares”	Section 1.8(a)(iii)
“2013 Net Income Target”	Section 1.8(a)(iii)
“AAA”	Section 11.13
“Affiliate”	Section 11.2(b)
“Agreement”	Heading
“Approvals”	Section 2.1(a)
“Articles of Merger”	Section 1.2(b)
“Average Closing Price”	Section 5.3(a)(iv)
“Blue Sky Laws”	Section 2.5(b)
“Business Day”	Section 11.2(c)
“BVI Act”	Recitals
“Cathay”	Heading
“Charter Documents”	Section 2.1(a)
“Closing”	Section 1.2(a)
“Closing Date”	Section 1.2(a)
“Closing Press Release”	Section 6.3(b)
“Closing Report”	Section 6.3(b)
“Code”	Section 6.23
“Colourful”	Heading
“Companies Law”	Section 6.1(b)
“Continental”	Section 1.9
“Copyrights”	Section 2.18
“Corporate Records”	Section 2.1(c)
“Decision”	Section 1.8(e)
“Deductible”	Section 8.4(c)
“Disclosure Schedules”	Section 6.9
“Earnout Shares”	Section 1.3(a)(ii)
“Effective Time”	Section 1.2(b)
“Employment Agreements”	Section 6.16
“Environmental Law”	Section 2.16(a)
“Escrow Fund”	Section 1.9
“Escrow Period”	Section 1.9
“Exchange Act”	Section 2.5(b)
“Existing Registration Rights Agreement”	Section 6.22
“Expert”	Heading
“Final Notice”	Section 1.8(e)
“Financial Statements”	Section 2.7(a)
“Fine Colour”	Heading
“FINRA”	Section 4.23

“Fiscal Year”	Section 11.2(d)
“Governmental Action/Filing”	Section 2.21(c)
“Governmental Entity”	Section 2.5(b)
“Greatest”	Heading
“GSME”	Heading
“GSME Closing Certificate”	Section 7.2(a)
“GSME Committee”	Section 1.10
“GSME Contracts”	Section 4.19(a)
“GSME Convertible Securities”	Section 4.3(c)
“GSME Indemnitee”/“GSME Indemnitees”	Section 8.1(a)
“GSME Preference Shares”	Section 4.3(a)
“GSME Schedule”	Article IV
“GSME SEC Reports”	Section 4.7(a)
“GSME Shareholder Approval”	Section 6.1(a)
“GSME Shares”	Recitals
“GSME Shares Options”	Section 4.3(c)
“GSME Sub”	Heading
“GSME Sub Stock”	Section 4.3(b)
“GSME Warrants”	Section 4.3(c)
“Hazardous Material”	Section 2.16(a)
“HK$”	Section 11.2(e)
“IFRS”	Section 11.2(f)
“Indemnified Representative”	Section 8.2
“Indemnifying Representative”	Section 8.2
“Indemnitee”/“Indemnitees”	Section 8.1(b)
“Indemnity Escrow Agreement”	Section 1.9
“Indemnity Escrow Shares”	Section 1.9
“Insiders”	Heading
“Insurance Policies”	Section 2.20
“Intellectual Property”	Section 2.18
“Investors”	Heading
“IPO”	Section 4.24
“Knowledge”	Section 11.2(g)
“L/C”	Section 6.8
“Legal Requirements”	Section 11.2(h)
“Lien”	Section 11.2(i)
“Losses”	Section 8.1(c)
“Material Adverse Effect”	Section 11.2(j)
“Material Plastec Contracts”	Section 2.19(a)
“Merged Plastec”	Section 1.1
“Merger”	Recitals
“Merger Consideration”	Section 1.3(a)
“Net Income”	Section 11.2(k)
“Net Income Target”	Section 11.2(l)
“Notice”	Section 1.8(e)
“Notice of Claim”	Section 8.2(a)

“Original GSME Shareholders”	Section 6.22
“OTC BB”	Section 4.23
“Other Shareholder Agreements”	Section 6.26
“Outstanding GSME Shares”	Section 5.3(a)(i)
“Party”/“Parties”	Heading
“Patents”	Section 2.18
“Period”	Section 5.3(a)(ii)
“Person”	Section 11.2(m)
“Plan”/“Plans”	Section 2.11(a)
“Plastec”	Heading
“Plastec Closing Certificate”	Section 7.3(a)
“Plastec Contracts”	Section 2.19(a)
“Plastec Insider”	Section 2.19(a)(i)
“Plastec Intellectual Property”	Section 2.18
“Plastec Products”	Section 2.18
“Plastec Registered Intellectual Property”	Section 2.18
“Plastec Schedule”	Article II
“Plastec Shareholder Indemnitee”/
“Plastec Shareholder Indemnitees”	Section 8.1(b)
“Plastec Shareholder Closing Certificate”	Section 7.3(a)
“Plastec Shareholders”	Heading
“Plastec Shareholders Schedule”	Article III
“Plastec Shares”	Section 2.3(a)
“Pro-rating Mechanism”	Section 1.8(a)(v)
“Proxy Statement”	Section 6.1(a)
“Registered Intellectual Property”	Section 2.18
“Registrar”	Section 1.2(b)
“Registration Rights Agreement”	Section 6.22
“Representative”	Section 1.11
“Returns”	Section 2.15(b)(i)
“Sale”	Section 5.2
“Sale Request”	Section 5.3(c)
“SEC”	Section 5.2
“Securities Act”	Section 2.5(b)
“Sell”	Section 5.2
“Shareholder Agreements”	Section 6.26
“Shareholders’ Committee”	Section 1.11
“Signing Form 6-K”	Section 6.3(a)
“Signing Press Release”	Section 6.3(a)
“Special Meeting”	Section 6.1(a)
“Subsidiary”/“Subsidiaries”	Section 2.2(a)
“Sun Yip”	Heading
“Surviving Matters”	Section 8.4(c)
“Tax”/“Taxes”	Section 2.15(a)
“Termination Date”	Section 9.1(b)
“Third Party Claim”	Section 8.2

“Tiger”	Heading
“Top”	Heading
“Trademarks”	Section 2.18
“Trust Fund”	Section 4.25
“U.S. GAAP”	Section 4.7(b)

ARTICLE XI

GENERAL PROVISIONS

11.1           Notices.  All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service providing proof of delivery to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

If to GSME or GSME Sub, to:

GSME Acquisition Partners I
762 West Beijing Road
Shanghai, China 200041
Attn: Chief Executive Officer
Telephone: (86) 21-6271-6777
Telecopier:

with copies to:

David Alan Miller, Esq.
Graubard Miller
405 Lexington Avenue
New York, New York 10174-1901
Telephone:  212-818-8661
Telecopier:  212-818-8881

and

Maples Corporate Services Limited
P.O. Box 309
Ugland House
South Church Street
Grand Cayman
KY1-1104
Cayman Islands
Telephone:  345-949-8066
For the Attention of Matthew Gardner

If to Plastec, to:

Plastec International Holdings Limited
Unit 01, 21/F, Aitken Vanson Centre
61 Hoi Yuen Road, Kwun Tong
Kowloon, HK
Attn: Ho Leung Ning
Telephone: 852-21917155
Telecopier: 852-27796001

with copies to:

Allen Z. Sussman, Esq.
Reed Smith LLP
355 South Grand Avenue
Suite 2900
Los Angeles, CA  90071
Telephone:  213-457-8030
Telecopier:  213-457-8080

and

Shiu Kay SUEN
Unit 10, 21/F, Aitken Vanson Centre
61 Hoi Yuen Road, Kwun Tong
Kowloon, Hong Kong
Telephone: 852-21917155
Telecopier: 852-27796001

If to Sun Yip:

Sun Yip Industrial Company Limited
c/o Unit 01, 21/F, Aitken Vanson Centre
61 Hoi Yuen Road, Kwun Tong
Kowloon, Hong Kong.
Attn: Kin Sun Sze-To
Telephone: 852-21917155
Telecopier: 852-27796001

If to Tiger:

Tiger Power Industries Limited
c/o Unit 01, 21/F, Aitken Vanson Centre
61 Hoi Yuen Road, Kwun Tong
Kowloon, Hong Kong.
Attn: Kin Sun Sze-To
Telephone: 852-21917155
Telecopier: 852-27796001

If to Expert:

Expert Rank Limited
c/o Unit 01, 21/F, Aitken Vanson Centre
61 Hoi Yuen Road, Kwun Tong
Kowloon, Hong Kong.
Attn: Ho Leung NING
Telephone: 852-21917155
Telecopier: 852-27796001

If to Fine Colour:

Fine Colour Limited
c/o Unit 01, 21/F, Aitken Vanson Centre
61 Hoi Yuen Road, Kwun Tong
Kowloon, Hong Kong.
Attn: Chin Hien TAN
Telephone: 852-21917155
Telecopier: 852-27796001

If to Cathay:

c/o New Capital Management, Ltd.
14/F, St. John’s Bldg.
33 Garden Road
Central, Hong Kong
Attn:  Hermann Leung
Telephone: 852-25302212
Telecopier: 852-2147-5050

with a copy to:

George Y. Liu, Esq.
Boies, Schiller & Flexner LLP
575 Lexington Avenue
New York, New York 10022
Telephone:  212-446-2300
Telecopier:  212-446-2350

If to Greatest Sino:

Greatest Sino Holdings Limited
c/o Unit 01, 21/F, Aitken Vanson Centre
61 Hoi Yuen Road, Kwun Tong

Kowloon, Hong Kong.
Attn: Mei Ling WONG
Telephone: 852-21917155
Telecopier: 852-27796001

If to Colourful:

Colourful Asia International Limited
c/o Unit 3408, China Merchant Tower
Shun Tak Centre, Sheung Wan
Hong Kong.
Attn: Yuk Sang TAM
Telephone: 852-25878683
Telecopier: 852-25877272

If to Top:

Top Universe Management Limited
c/o Unit 3408, China Merchant Tower
Shun Tak Centre, Sheung Wan
Hong Kong.
Attn: Kwok Wa HUNG
Telephone: 852-25878683
Telecopier: 852-25877272

If to the GSME Committee:

Mr. Eli D. Scher
762 West Beijing Road
Shanghai 200041
People’s Republic of China
Telephone:  86 21 62716777
Telecopier:  86 21 62716068

If to the Shareholder’s Committee:

c/o New Capital Management, Ltd.
14/F, St. John’s Bldg.
33 Garden Road
Central, Hong Kong
Attn:  J. David Selvia
Telephone: 852-25302212
Telecopier: 852-21475050

and

Mr. Kin Sun SZE-TO
Plastec International Holdings Limited
c/o Unit 01, 21/F, Aitken Vanson Centre
61 Hoi Yuen Road, Kwun Tong
Kowloon, Hong Kong.
Telephone: 852-21917155
Telecopier: 852-27796001

If to the Representative:

Mr. Ho Leung NING and Mr. Kin Sun SZE-TO
Plastec International Holdings Limited
c/o Unit 01, 21/F, Aitken Vanson Centre
61 Hoi Yuen Road, Kwun Tong
Kowloon, Hong Kong.
Telephone: 852-21917155
Telecopier: 852-27796001

11.2       Interpretation.  The definitions of the terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context shall require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  When a reference is made in this Agreement to an Exhibit or Schedule, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated.  When a reference is made in this Agreement to Articles, Sections or subsections, such reference shall be to an Article, Section or subsection of this Agreement.  Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect Subsidiaries of such entity.  Reference to the Subsidiaries of an entity shall be deemed to include all direct and indirect Subsidiaries of such entity.  For purposes of this Agreement:

(a)           “$” means United States Dollars.

(b)           “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by or under direct or indirect common control with, such Person.  For purposes of this definition, “control” (including with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

(c)           “Business Day” means a day, other than a Saturday or Sunday, on which banks are open for the transaction of business in New York City.

(d)           “Fiscal Year” means Plastec’s fiscal year which begins on May 1st and ends on April 30th of the following calendar year.  (E.g., Fiscal Year 2010 spans from May 1, 2009 through April 30, 2010.)

(e)           “HK$” means Hong Kong Dollars.

(f)           “IFRS” means International Financial Reporting Standards.

(g)           “Knowledge” means actual knowledge or awareness, after due inquiry, as to a specified fact or event of a Person that is an individual or of an executive officer or director of a Person that is a corporation or of a Person in a similar capacity of an entity other than a corporation;

(h)           “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and all requirements set forth in applicable Plastec Contracts or GSME Contracts;

(i)           “Lien” means any mortgage, pledge, security interest, encumbrance, lien, restriction or charge of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof, any sale with recourse against the seller or any Affiliate of the seller, or any agreement to give any security interest);

(j)           “Material Adverse Effect” when used in connection with an entity means any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other changes, events, violations, inaccuracies, circumstances or effects, that is materially adverse to the business, assets (including intangible assets), revenues, financial condition or results of operations of such entity, it being understood that none of the following alone or in combination shall be deemed, in and of itself, to constitute a Material Adverse Effect:  (i) changes attributable to the public announcement or pendency of the transactions contemplated by this Agreement, or (ii) changes in general national or regional economic conditions;

(k)           “Net Income” means the net income of Plastec or Merged Plastec, as appropriate, as set forth in its consolidated financial statements for the applicable Fiscal Year, audited in accordance with IFRS, subject to adjustment as set forth below in this paragraph, and expressed in Hong Kong Dollars (HK$) for all purposes under this Agreement.   For purposes of determining Merged Plastec’s Net Income, such amount will be based on net income derived from: (i) the operations of Plastec’s existing and currently planned businesses on the date hereof; and (ii) any operations or assets subsequently acquired by Merged Plastec through mergers or acquisitions consummated after the date hereof (x) that are duly approved by the board of directors of Merged Plastec in a manner consistent with the requirements of the memorandum and articles of association of Merged Plastec and its other constitutive documents, (y) that in the judgment of the board of directors of Merged Plastec as set forth in a resolution or written consent adopted by the board, are reasonably expected to be accretive to Merged Plastec’s earnings per share (excluding transaction costs) and (z) where the board of directors of Merged Plastec has not  otherwise resolved to exclude the financial results of such acquired operations or assets from the calculation of Merged Plastec’s Net Income for purposes of this Agreement.  In addition, the following items shall be added to Merged Plastec’s actual Net Income for any period:

(1)
charges, expenses or losses incurred by or allocated to Merged Plastec due to or arising from (A) the write-off, impairment, amortization or depreciation of assets, including without limitation fixed assets, inventory, account receivables, goodwill and other intangible assets of Merged Plastec at Closing or acquired or created after Closing, (B) the exercise or conversion of options, warrants and other derivative securities or instruments, (C) the issuance of equity securities or instruments primarily for compensatory purposes, (D) the issuance of equity securities or instruments in connection with financing activities, (E) adjustments to the fair value of off-balance sheet items, (F) legal, professional, advisory and other expenses incurred in connection with the transactions contemplated by this Agreement and the ancillary documents hereto, (G) corporate overhead, including legal, compliance and accounting expenses, incurred by GSME or its Affiliates (and their respective successors) but allocated to Merged Plastec, if any, and (H) income taxes of GSME; and

(2)	legal, professional, advisory and other fees and expenses incurred in connection with actual or proposed acquisitions of businesses or assets after the date hereof.

(l)           “Net Income Target” means each of the 2011 Net Income Target, the 2012 Net Income Target and the 2013 Net Income Target.

(m)          “Person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

(n)           “2010 Actual Net Income” means Plastec’s net income evidenced in its audited consolidated financial statements for the fiscal year ended April 30, 2010 equal to HK$84,654,999.

11.3       Further Assurances; Post-Closing Cooperation.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, each of the Parties shall execute and deliver such other documents and instruments, provide such materials and information and take such other actions as may reasonably be necessary, proper or advisable, to the extent permitted by law, to fulfill its obligations under this Agreement and the other documents relating to the transactions contemplated by this Agreement to which it is party.

11.4       Counterparts; Facsimile Signatures.  This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.  Delivery by facsimile or email attachment to counsel for the other Parties of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence.

11.5       Entire Agreement; Third Party Beneficiaries.  This Agreement and the documents and instruments and other agreements among the Parties hereto as contemplated by or referred to herein, including the Exhibits and Schedules hereto (a) constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof, it being understood that the letter of intent between GSME and Plastec dated June 17, 2010 is hereby terminated in its entirety and shall be of no further force and effect (except to the extent expressly stated to survive the execution of this Agreement and the consummation of the transactions contemplated hereby); and (b) are not intended to confer upon any other person any rights or remedies hereunder (except as specifically provided in this Agreement).

11.6       Severability.  In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the Parties.  The Parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

11.7       Other Remedies; Specific Performance.  Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.  The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached.  It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States, any state of the United States, the Cayman Islands or the British Virgin Islands having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity, and each Party hereby consents to the jurisdiction of such courts.

11.8       Governing Law.  This Agreement shall be governed by and construed in accordance with the law of the State of New York regardless of the law that might otherwise govern under applicable principles of conflicts of law thereof.

11.9       Rules of Construction.  Plastec, GSME, GSME Sub and Cathay agree that they each have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the Party drafting such agreement or document.

11.10     Assignment.  No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that GSME may assign its rights hereunder to a wholly-owned subsidiary formed for such purpose; provided that no such assignment by GSME shall relieve GSME of its obligations and liabilities hereunder.  Subject to the first sentence of this Section 11.10, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns.

11.11     Amendment.  This Agreement may be amended by the Parties at any time by execution of an instrument in writing signed on behalf of each of the Parties.

11.12     Extension; Waiver.  At any time prior to the Closing, any Party may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other Parties, (ii) waive any inaccuracies in the representations and warranties made to such Party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such Party contained herein.  Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party.  Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

11.13     Arbitration.  Except as set forth in Section 11.7, the Parties hereto agree that any action, proceeding or claim arising out of or relating in any way to this Agreement shall be resolved through final and binding arbitration in accordance with the International Arbitration Rules of the American Arbitration Association (“AAA”).  Notice of a demand to arbitrate a dispute by any Party shall be given in writing to the others at their last known addresses.  The arbitration shall be brought before the AAA International Center for Dispute Resolution’s offices in New York City, New York, will be conducted in English and will be decided by a panel of three arbitrators selected from the AAA Commercial Disputes Panel.  The arbitrator panel’s decision shall be final and enforceable by any court having jurisdiction over the Parties against whom enforcement is sought.  The cost of such arbitrators and arbitration services, together with the prevailing Party’s legal fees and expenses, shall be borne by the non-prevailing Party or as otherwise directed by the arbitrators.  The arbitrator shall supply a written opinion supporting any award, and judgment may be entered on the award in any court of competent jurisdiction.  In the event that preliminary or permanent injunctive relief is necessary or desirable in order to prevent a Party from acting contrary to this Agreement or to prevent irreparable harm prior to a confirmation of an arbitration award, then any Party is authorized and entitled to commence a lawsuit solely to obtain equitable relief against any other pending the completion of the arbitration in a court having jurisdiction over the Parties.  Each Party hereby consents to the exclusive jurisdiction of the federal and state courts located in the State of New York, New York County, for such purpose.  All rights and remedies of the Parties shall be cumulative and in addition to any other rights and remedies obtainable from arbitration.

11.14     Currency.  All monetary amounts set forth herein are referenced in United States dollars, unless otherwise noted.

[The remainder of this page has been intentionally left blank.]

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date first written above.

GSME ACQUISITION PARTNERS I

By:
Name:
Title:

GSME ACQUISITION PARTNERS I SUB LIMITED

By:
Name:
Title:

PLASTEC INTERNATIONAL
HOLDINGS LIMITED

By:
Name:
Title:

SUN YIP INDUSTRIAL COMPANY
LIMITED (BVI)

By:
Name:
Title:

TIGER POWER INDUSTRIES LIMITED (BVI)

By:
Name:
Title:

EXPERT RANK LIMITED (BVI)

By:
Name:
Title:

FINE COLOUR LIMITED (BVI)

By:
Name:
Title:

CATHAY PLASTIC LIMITED (BVI)

By:
Name:
Title:

GREATEST SINO HOLDINGS LIMITED (BVI)

By:
Name:
Title:

COLOURFUL ASIA INTERNATIONAL LIMITED (BVI)

By:
Name:
Title:

TOP UNIVERSE MANAGEMENT LIMITED (BVI)

By:
Name:
Title: